As filed with the Securities and Exchange Commission on February 25, 2000
                                                     Registration No. 333-93545

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                               NETPLIANCE, INC.
            (Exact name of registrant as specified in its charter)
     Delaware                     7370                  77-0463167
_______________________    ___________________    _______________________
  (State or other           (Primary Standard        (I.R.S. Employer
  jurisdiction of              Industrial         Identification Number)
 incorporation or            Classification
   organization)              Code Number)
                     7600A North Capital of Texas Highway
                              Austin, Texas 78731
                                (512) 493-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                James E. Cahill
                      Vice President and General Counsel
                               Netpliance, Inc.
                     7600A North Capital of Texas Highway
                              Austin, Texas 78731
                                (512) 493-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
     Ross Clayton Mulford                      Paul R. Tobias
       J. William Wilson                  Wilson Sonsini Goodrich &
     Hughes & Luce, L.L.P.                         Rosati
111 Congress Avenue, Suite 900          8911 Capital of Texas Highway
      Austin, Texas 78701                    Austin, Texas 78759
        (512) 482-6800                         (512) 338-5400
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION -- February 25, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
       , 2000
                         [NETPLIANCE LOGO APPEARS HERE]

                        7,000,000 Shares of Common Stock

-----------------------------------------------------------

    Netpliance, Inc.:        The Offering:


                             . We are offering
    . We offer                 7,000,000 shares of
      Internet-based           our common stock.
      content,
      applications and       . The underwriters
      services through         have an option to
      a service                purchase an
      offering designed        additional
      to work with             shares from us to
      devices                  cover over-
      specifically             allotments.
      designed for
      Internet access,       . This is our initial
      commonly known as        public offering, and
      Internet                 no public market
      appliances.              currently exists for
                               our shares. We
                               anticipate that the
    Proposed Symbol &          initial public
    Market:                    offering price for
                               our common stock
    . We have applied          will be between
      for listing on           $13.00 and $15.00
      the Nasdaq               per share.
      National Market
      under the symbol        .  Closing:      ,
      NPLI.                     2000

    -----------------------------------------------------------------

                                                      Per Share Total
    -----------------------------------------------------------------
     Public offering price:                            $        $
     Underwriting fees:
     Proceeds to Netpliance:
    -----------------------------------------------------------------

    This investment involves risk. See "Risk Factors"
                   beginning on Page 4.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
              Chase H&Q
                              Robertson Stephens
                                                                 DLJdirect Inc.

                                     [ARTWORK]

   A diagram illustrates the elements of the i-opener network, starting at the top with a picture of the i-opener Internet appliance on the left and pictures of a cellular phone, a screen phone and set-top box with the words "Other Access Devices" to the right. Two curved lines connect the i-opener appliance and the access devices to a cloud labeled "Internet" with the words "i-opener Nationwide Service" above it. Below the cloud is a rectangle with pictures of four computer servers in it. Arrows point to each of four rectangles depicting the following pages of the i-opener portal: the guide to the Internet, or Web Guide, the e-mail "Mailbox" page, the online shopping mall, or Web Mall, and a box containing the words "update, backup, metrics" to describe the network functions.

                               TABLE OF CONTENTS

                                                                            Page
Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Forward-Looking Statements................................................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19

                                                                            Page
Business...................................................................  23
Management.................................................................  31
Related-Party Transactions.................................................  39
Principal Stockholders.....................................................  41
Description of Capital Stock...............................................  43
Shares Eligible for Future Sale............................................  46
Underwriting...............................................................  48
Legal Matters..............................................................  50
Experts....................................................................  50
Where You Can Find Additional Information..................................  50
Index to Financial Statements.............................................. F-1

                            PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks discussed under "Risk Factors."

                                Netpliance, Inc.

   We offer Internet-based content, applications and services through devices specifically designed for Internet access, commonly known as Internet appliances. In November 1999 we introduced our current i-opener service, which combines our i-opener Internet appliance, Internet access and our own consumer portal. Our i-opener service includes all of the elements required for a user to access the Internet. We believe that our i-opener offering simplifies Internet access and appeals to both novice and veteran Internet users.

   Our i-opener service consists of the following three integrated elements:

  . i-opener Internet Appliance -- arrives ready to use and personalized to the new user based on information provided while ordering. Our i-opener Internet appliance is tailored to provide our i-opener service and comes with a 10-inch flat-panel color screen, a standard-sized keyboard that includes a pointer and an optional mouse. A new user is ready to access our i-opener service and the Internet after plugging the i-opener Internet appliance into an electric outlet, connecting it to a phone line and turning it on. Because our i-opener Internet appliance requires no boot-up, unlike a personal computer, our consumer portal appears immediately after the i-opener Internet appliance is turned on.

  . i-opener Internet Access -- comes prepackaged with our i-opener Internet appliance and is delivered over a nationwide dial-up network. Our i-opener Internet appliance can only access the Internet through our network. Our system software enables us to deliver content over our network to be stored locally on our i-opener Internet appliance, allowing the user to access content even when the appliance is not connected to the Internet. Our i-opener Internet appliance is programmed to automatically dial into our network remotely several times a day to retrieve new or updated content, email, system software upgrades and software applications.

  . i-opener Consumer Portal -- provides an entry point to the Internet and provides links to consumer content and e-commerce sites tailored to the user's age and geographic location. In the future we intend to further tailor content to the personal preferences of each user. Our portal provides access to stored content on our content channels, including news, weather, sports, entertainment and finance, and e-mail. In addition, our portal features an online shopping mall and a guide to the Internet with direct links to pre-selected, consumer-oriented content sites as well as an Internet browser.

   We currently are deriving substantially all of our revenues from monthly subscriptions from our users. In the future we expect to derive additional revenue from selling advertisements featured on our portal and from revenue sharing on e-commerce transactions initiated from our portal. We may also receive revenue in the future from licensing our technology to manufacturers of other Internet appliances and from selling additional applications to our users for additional fees. We charge, and expect to continue to charge, significantly less than our cost for our Internet appliance in order to acquire users. Our i-opener Internet appliance is manufactured by a third party and is shipped directly from the manufacturer to the new user.

   Our objective is to establish ourselves as the leader in the new market of delivering user-friendly Internet access, content and applications through Internet appliances. We intend to consistently upgrade and customize our portal and add new features to ensure user satisfaction. Our infrastructure, operating system and network are designed to provide access to our i-opener service over broadband digital subscriber lines and cable, and through wireless telephones and other handheld communication devices. Our ability to remotely upgrade and deliver software to Internet appliances through our network will allow us to provide users with new and emerging Internet-based applications and services as they become available.

   We were incorporated in Texas in January 1999, and we began offering our i-opener service in November 1999. We have virtually no operating history and have not proven our ability to generate revenues. As of December 31, 1999, we had an accumulated deficit of $43.5 million and only $25,716 in revenues from inception through December 31, 1999. We will be reincorporated in Delaware prior to the closing of this offering. Our principal executive offices are located at 7600A North Capital of Texas Highway, Austin, Texas 78731 and our telephone number is (512) 493-8300. Our Web site address is www.netpliance.com. Information contained on our Web site should not be considered a part of this prospectus.

Strategic Relationships

   In December 1999 we entered into an agreement with GO.com, an affiliate of The Walt Disney Company, under which GO.com will act as our exclusive provider of specified content to be locally stored in our children, family, sports, news and entertainment content channels. Also in December 1999, we entered into a non-binding letter of intent with U S WEST regarding the joint marketing and distribution of our i-opener service to U S WEST's subscribers through dial-up and digital subscriber lines. Affiliates of GO.com and U S WEST invested in our Series D preferred stock.

   Under agreements we entered into in February 2000 with two Canadian cable companies, Rogers Communications and Shaw Communications, we agreed to negotiate final agreements relating to the joint marketing and distribution of our i-opener service in Canada through broadband cable with Rogers and Shaw. Also in February 2000, we entered into a non-binding letter of intent with Thomson Multimedia and ATLINKS, an affiliate of Thomson, regarding the manufacture and sale by ATLINKS of Internet access devices, including screen phones, enabled with our i-opener service. Rogers and affiliates of Shaw and Thomson invested in our Series E preferred stock.

                                  The Offering

 Common stock offered.............................. 7,000,000 shares
 Common stock to be outstanding after the offering. 59,345,935 shares
 Use of proceeds................................... We plan to use the proceeds from this
                                                    offering for working
                                                    capital, general corporate
                                                    purposes and other
                                                    operating expenses,
                                                    including sales and
                                                    marketing, subsidies for
                                                    the purchase price of our
                                                    i-opener Internet
                                                    appliance and further
                                                    development of our
                                                    services. However, we do
                                                    not have specific uses
                                                    planned for the net
                                                    proceeds of this offering.
                                                    See "Use of Proceeds."
 Nasdaq National Market symbol..................... NPLI

   The number of shares of common stock to be outstanding after the offering is based on:

    .18,946,446 shares of common stock outstanding as of February 24, 2000;

    . 32,932,455 shares of common stock issuable upon conversion of our preferred stock outstanding as of February 24, 2000; and

    . 467,034 shares of common stock that we expect to issue upon the exercise of warrants that will expire upon the closing of this offering.

   The above number excludes:

    . 8,246,070 shares of common stock issuable upon exercise of outstanding options under our stock option plan as of February 24, 2000 at a weighted average exercise price of $3.75 per share;

    . 2,253,930 shares reserved for future issuance under our stock option plan; and

    . 600,000 shares of common stock issuable upon the exercise of an outstanding common stock purchase warrant that does not expire upon the closing of this offering.

   See "Capitalization."

   Generally, unless otherwise indicated, all information in this prospectus:

    . assumes a three for one stock split;

    . gives effect to the conversion of all preferred stock into common stock and the exercise of warrants to purchase 467,034 shares of common stock;

    . assumes the reservation of a total of 10,500,000 shares of common stock issuable under our stock option plan upon the closing of this offering;

    . gives effect to our reincorporation into Delaware prior to the closing of this offering; and

    . assumes no exercise of the underwriters' over-allotment option.


   We have applied to register the trademarks Netpliance(TM) and i-opener(TM). Every other trademark, trade name or service mark appearing in this prospectus belongs to its owner.

             Summary Historical and Pro Forma Financial Information
                     (In thousands, except per share data)

   The following table summarizes our historical financial information. This table does not present all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus, and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           From January 12, 1999
                                                            (inception) through
                                                             December 31, 1999
Statement of Operations Data:
Subscription revenue......................................      $        26
Operating expenses........................................           27,477
                                                                -----------
Loss from operations......................................          (27,451)
  Other income, net.......................................              165
                                                                -----------
Net loss..................................................      $   (27,286)
                                                                ===========
Net loss applicable to common stock.......................          (43,528)
                                                                ===========
Weighted average common shares outstanding................       15,588,420
                                                                ===========
Loss per common share--basic and diluted..................      $     (2.79)
                                                                ===========

                                                       As of December 31, 1999
                                                     ---------------------------
                                                               Pro    Pro Forma
                                                     Actual   Forma  As Adjusted
Balance Sheet Data:
Cash and cash equivalents........................... $ 9,563 $70,599  $160,739
Working capital.....................................  11,170  72,206   162,346
Total assets........................................  20,625  81,640   171,318
Non-current portion of capital lease obligations....     636     636       636
Total stockholders' equity..........................  13,097  76,133   166,273

   The table above summarizes our balance sheet data:

    . on an actual basis as of December 31, 1999;

    . on a pro forma basis to reflect the conversion of all shares of preferred stock outstanding as of December 31, 1999 into common stock, issuance and conversion into common stock of 1,430,000 shares of Series D and 1,127,675 shares of Series E preferred stock, the issuance and exercise of warrants to purchase 467,034 shares of common stock and the exercise of options to purchase 39,375 shares of common stock subsequent to December 31, 1999; and

    . on a pro forma as adjusted basis to reflect the pro forma transactions described above and the sale of 7,000,000 shares of common stock offered by this prospectus at an assumed initial offering price of $14 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and the other information in this prospectus before investing in our common stock. Each of the following risks could seriously harm our business and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                         Risks Related to Our Business

We cannot predict our future results because we have virtually no operating history.

   We were incorporated in January 1999, and we began offering our i-opener service in November 1999. Given our limited operating history, it will be difficult for you to evaluate our performance. You should consider the uncertainties that we may encounter as an early stage company in a new and rapidly evolving market. These uncertainties include:

  .  market acceptance of Internet appliances;

  .  consumer demand for, and acceptance of, our i-opener service;

  . our ability to create user-friendly applications and a portal that appeals to consumers;

  . our ability to contract with content providers who will furnish useful and entertaining information to our users;

  .  our ability to support a large number of users;

  . our ability to anticipate and adapt to a developing market and to rapidly changing technologies;

  .  our unproven and evolving business model; and

  . our need to expand significantly our internal resources to support growth of our product and service offerings.

   If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

Our ability to generate revenues is unproven and we may never achieve profitability.

   We expect to generate revenues from user fees for our i-opener service and from other sources such as application services, e-commerce, sponsorships and advertising. Many of our potential customers have never purchased Internet service for personal use, used the Internet and e-mail or engaged in e-commerce transactions. We must convince these potential users to sign up for our service and continue to pay a user fee for our i-opener service. Other potential users already pay a monthly fee for Internet access and/or e-mail service, and we must convince these consumers to pay our user fee in addition to their existing fee or to switch from their existing service to our service. In addition, certain online service providers in the Internet industry offer Internet access at little or no cost to the user, which may cause us to lose existing and potential users. Our inability to convince potential users to pay fees for a significant period of time would prevent us from achieving profitability.

   We currently price our i-opener Internet appliance below our cost and expect to continue to subsidize the purchase price of our appliance for the foreseeable future. At current pricing levels, a new customer must pay monthly fees for our service for a significant period of time before we recover the purchase price subsidy on that customer's appliance. Any reduction in user fee levels due to competitive or other factors could increase significantly the period of time necessary to recoup our purchase price subsidy. Due to our pricing structure and the short period of time we have been offering our i-opener service, we have experienced significant operating losses to date. If we are unable to achieve sufficient revenues from user fees and other sources to cover the subsidies of appliance purchases, we may never become profitable and our business model could fail.

We are not profitable and expect to incur future losses and negative cash flow that could cause our stock price to fall.

   As of December 31, 1999 we had an accumulated deficit of $43.5 million. We expect to continue to spend significant and increasing amounts to subsidize the purchase price of our i-opener Internet appliance. We also expect that sales and marketing, research and development, and general and administrative expenses will increase significantly. From inception through December 31, 1999, we generated only $25,716 in revenues. We will need to generate and sustain dramatically greater revenues from sales of our services if we are to achieve profitability. If we are unable to achieve dramatically greater revenues, our losses will likely continue indefinitely and we may never generate profits. If this occurs, the market price of our common stock could suffer.

Our market share and revenues will suffer if we are not able to compete successfully for users.

   The markets for Internet appliances, consumer portals and Internet access service are intensely competitive, evolving and subject to rapid technological change. These markets are characterized by an increasing number of entrants. We compete for users, and consequently for potential e-commerce and advertising revenue, directly or indirectly, with the following categories of companies:

  . online service providers, such as AOL, EarthLink and Microsoft;

  . software platform providers such as Aether Systems and Liberate
    Technologies;

  . Internet portals, such as Excite@Home, Lycos and Yahoo!;

  . manufacturers of other stand alone Internet appliances, such as InfoGear and WebTV;

  . manufacturers of portable Internet appliances, such as Hewlett Packard and Palm, and cellular telephone and pager manufacturers; and

  . manufacturers of personal computers, such as Apple, Compaq, Dell, Gateway, Hewlett Packard and IBM.

   Virtually all of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a substantially larger installed base of customers than we do. In addition, many of our competitors have nationally known brands and have extensive knowledge of our industry. Moreover, our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address consumer needs or to combine hardware product and service offerings. We expect the intensity of competition in this market to increase in the future. Increased competition is likely to result in price reductions, reduced or negative margins and difficulty in gaining market share. Any of these effects could seriously harm our business.

We rely on a single third-party to manufacture our Internet appliance. If the manufacturer fails to deliver our products in a reliable, timely and cost-efficient manner, our business will suffer.

   We depend on our relationship with Quanta Computer, Incorporated, a manufacturer based in Taiwan, for the production and delivery of our i-opener Internet appliance. Since we do not have direct control over Quanta's workmanship and the quality of its service, we cannot assure you that we will be able to provide consistently reliable products for our users. If Quanta does not produce our products on a timely basis or delivers products of unacceptable quality, that do not meet specifications or are otherwise flawed, we may have to delay product delivery, recall or replace unacceptable products. As a result, we could lose existing and potential users.

   If Quanta is unable to manufacture our i-opener Internet appliance due to natural disasters, political turmoil or other reasons, or if Quanta refuses to provide its manufacturing services on a timely basis and on commercially acceptable price terms and alternative providers of these services are not available on acceptable terms, our operating expenses could increase significantly, reducing the likelihood of our becoming profitable.

If our brand does not achieve the broad recognition necessary to expand and maintain our user base, our revenues may not grow and our financial performance may suffer.

   We believe that broad recognition and a favorable consumer perception of our products and services is essential to our future success. Our success in promoting and maintaining our brand, or any other brand that we may use in the future, will depend largely on:

  . the success of our brand-enhancement strategy, including mass marketing and multi-media advertising, promotional programs and public relations activities;

  .  the quality and ease-of-use of our services and applications; and

  . our success in providing high-quality content accessible from our Internet portal.

   If we are unsuccessful in establishing or maintaining a favorable image of our products and services, we may not be able to expand our user base. In addition, in order to attract and retain users and to promote and maintain our brand or future brands, we expect to increase substantially our marketing expenditures. If we incur expenses in promoting and maintaining our brands without a corresponding increase in revenue and income, our financial results could be seriously harmed.

If we are unsuccessful in obtaining compelling content, or in developing or maintaining relationships with content providers, we may be unable to attract and retain users.

   We rely on third parties to provide our cached content, including news, weather and relevant local information, on our i-opener portal. In addition, some content provided via links to third-party sites is provided without the contractual agreement of the third party. Our inability to establish or maintain any or all of the relationships with our content providers could put our delivery of quality services in jeopardy. The inability to obtain any of this content could result in delays in the development or delivery of our services and the loss of existing or potential users. Alternatively, contracts or exclusive arrangements with content providers could result in diminished demand for our service, if the content is not appealing to users, inferior in quality or less desirable than content available from other portals or content providers.

We will not be able to support increased numbers of users if our network infrastructure is unable to expand to accommodate increased usage.

   If our network systems cannot be expanded to manage increased demand, or if our systems fail to perform, we could experience:

  . unanticipated disruptions and reduced quality of service;

  . decreased user service and satisfaction; or

  . delays in the introduction of new applications and services.

Any of these results could impair our reputation, damage our brand and result in decreased revenues.

   If the number of users of our service increases substantially, we will need to expand significantly and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to project accurately the rate or timing of any such increases in usage, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. In the event we do not have the required systems and infrastructure to accommodate increased usage of our services, we will have to contract for additional capacity. We cannot assure you that we will be able to contract for additional capacity on terms acceptable to us, if at all.

Our systems may fail and consequently our business may suffer.

   Our ability to facilitate transactions successfully and provide high-quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers to provide limited service during system disruptions, we do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. In addition, we do not carry any business interruption insurance to compensate us for any losses that may occur. Any system failure that causes an interruption in service or decreases the responsiveness of our services could impair our reputation, damage our brand name and consequently reduce our revenues.

We are dependent upon our telecommunications carrier to provide Internet access to our users; if they fail to provide quality service, we may be unable to retain users.

   Since we do not have direct control over the reliability of our carrier's network or the quality of its service, we cannot assure you that we will be able to provide consistently reliable Internet access for our users. If the quality of service provided by our telecommunications carrier does not meet our clients' expectations, we may lose users because of dissatisfaction with our service.

We will not be able to expand our business if we fail to attract and retain key personnel.

   Our future success depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled personnel and on the continued service and performance of our senior management and other key personnel, especially our Chief Executive Officer and Chairman of the Board. The loss of the services of our executive officers or other key employees could adversely affect our business. In addition, we will need to add a significant number of new technical support and operations personnel to develop and maintain the operations of our services. Our facilities are located in Austin, Texas, which has a high demand for technical and other personnel and a relatively low unemployment rate. Competition for qualified personnel in this area is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully.

Rapid technological change could render our products and services obsolete.

   The Internet and the e-commerce industries are characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our services, products, intellectual property and systems obsolete. The rapid evolution of our market will require that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. Our success also will depend, in part, on our ability:

  . to develop or license new products, services and technology that address the varied needs of our customers and prospective customers; and

  . to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   If we are unable, for technical, financial, legal or other reasons, to adapt in a timely manner to changing market conditions or user preferences, we could lose users, which would cause a decrease in our revenue.

We may be unable to obtain the additional capital required to grow our business, which could seriously harm our business. If we raise additional funds, you may suffer substantial dilution.

   We expect that the net proceeds from this offering and cash on hand will meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Our future capital requirements will depend upon several factors, including the rate of market acceptance of our products and services, our ability to expand our user base, our level of expenditures for sales and marketing and the cost of product and service upgrades. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, you will experience dilution of your ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

We may not be able to compete effectively if we are not able to protect our intellectual property.

   We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. We have applied to register several trademarks, including Netpliance and i-opener, in the United States. We have not yet attempted to register other marks that may become important to us in the future, and none of our marks has been registered in any other country. We have several United States patent applications currently pending. If we are not successful in obtaining the patent protection we seek, our competitors may be able to replicate our technology and compete more effectively against us. The legal protections described above would afford only limited protection. Unauthorized parties may attempt to copy aspects of our products, services, or otherwise attempt to obtain and use our intellectual property. Enforcement of trademark rights against unauthorized use, particularly over the Internet and in other countries, may be impractical or impossible and could generate confusion and diminish the value of those rights. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of our resources and could seriously harm our business and operating results. In addition, our inability to protect our intellectual property may harm our business and financial prospects. Also, if we cannot protect our domain names and prevent others from using similar domain names or trademarks, we may not be able to establish a strong brand and our business and financial results could suffer.

Our products and services employ technology that may infringe on the proprietary rights of others, and we may be liable to others for significant damages.

   We believe there is an increasing amount of litigation in the Internet industry regarding intellectual property rights. It is possible that third parties may in the future claim that we or our products or services infringe upon their intellectual property rights. We expect that developers and providers of Internet appliances and similar devices, and providers of Internet access and content services, will be subject to an increasing number of infringement claims as the number of products, services and competitors in our market grows. Any claim, with or without merit, could consume management time, result in costly litigation, cause delays in implementation of our products or services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required and available, may be on terms unacceptable to us or detrimental to our business. Moreover, a successful claim of product infringement against us or our failure or inability to license the infringed or similar technology on commercially reasonable terms could seriously harm our business.

We may incur potential product liability for our i-opener Internet appliance and for products sold over the Internet.

   To date, we have had limited experience in selling our i-opener Internet appliance. In addition, we have had limited experience in selling products over the Internet and developing relationships with manufacturers or suppliers of those products. We plan to enter into relationships with manufacturers or suppliers to offer their products directly through our Internet service. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers and suppliers may sometimes contain provisions intended to limit our exposure to liability claims, these limitations may not prevent our exposure to all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

If we expand our business internationally, our business would become increasingly susceptible to numerous international business risks.

   Although we have not had international sales and subscription fee revenue to date, we intend to initiate international sales efforts. International sales and subscription fees are subject to inherent risks, including:

 .  unexpected changes in international regulatory requirements and tariffs;

 .  difficulties in staffing and managing foreign operations;

 .  longer payment cycles;

 .  greater difficulty in accounts receivable collection;

 .  potentially adverse tax consequences;

 .  price controls or other restrictions on foreign currency; and

 .  difficulties in obtaining export and import licenses.

   To the extent our dependence on revenues from international sales and subscription fees increases, a material adverse effect on our international business could materially and adversely affect our overall business, operating results and financial condition.

                         Risks Related to Our Industry

The market for Internet appliances is new and may not develop as we anticipate.

   Because the Internet appliance market is new and evolving, the potential size of this market opportunity and the timing of its development are uncertain. Broad acceptance of Internet appliances will depend on many factors. These factors include:

  . the willingness of large numbers of consumers to use devices other than personal computers to access the Internet; and

  . the development of content and applications that are accessible from Internet appliances.

   If the market for Internet appliances does not develop or develops more slowly than we anticipate, our revenues will not grow as quickly as we anticipate, if at all.

If Internet use does not continue to increase, we may not be able to expand our business and increase our revenues.

   Use of the Internet has grown dramatically, but we cannot assure you that Internet use will continue to grow at the same rate, or at all. Substantially all of our revenue is dependent on the continued growth in use of the Internet. A decrease in the demand for Internet services or a reduction in the anticipated growth for such services may prevent us from expanding our business and increasing our revenue.

We could face liability for content retrieved through our Internet portal.

   As a distributor of Internet content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based upon the nature and content of the materials that we distribute. Although we carry general liability insurance, our insurance may not cover claims of this type or may not be adequate to indemnify us for all liability that we may suffer. Any of these claims, particularly those resulting in liability that is not covered by insurance or is in excess of insurance coverage, could occupy significant amounts of our management's time and attention, harm our reputation and negatively affect our business.

We could be exposed to liability or increased costs if new case law is decided, or new government regulation is enacted, regarding the Internet.

   The law relating to our business and operations is evolving and no clear legal precedents have been established. The adoption of any new Internet laws and regulations or the application of existing laws and regulations to the Internet and e-commerce may decrease the growth in the use of the Internet. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in e-commerce, and new state tax regulations may subject us to additional state sales or other taxes. These results could decrease the demand for our products and services or increase the cost of doing business, either of which would reduce our revenue or profitability.

   In addition, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. If we were alleged to have violated federal, state or foreign civil or criminal law, even if we could successfully defend such claims, it could occupy significant amounts of management's time, harm our business reputation and negatively affect our operating results and financial condition.

Concerns regarding the security of transmission of confidential information over the Internet may reduce consumer confidence in our product and service offerings and negatively impact our business.

   The secure transmission of confidential information over the Internet is essential to maintaining user confidence in our Internet service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly damage user confidence and harm our business. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. While we attempt to protect against and remedy security breaches, we cannot guarantee that our security measures will prevent security breaches. We also face risks associated with security breaches affecting third parties conducting business over the Internet. Any publicized security problems relating to third parties could heighten concern regarding security and privacy on the Internet, inhibit the growth of the Internet and, therefore, our Internet service as a means of conducting commercial transactions.

                         Risks Related to this Offering

You may not be able to sell your stock for the same price or a price higher than you paid when you want to sell it if a public market does not exist for our stock.

   An active public market for our common stock may not develop or be sustained after this offering. The market price for our common stock will vary from the initial offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  .  variations in quarterly operating results;

  . changes in estimates of our financial performance by securities analysts;

  .  changes in market valuations of comparable Internet-related companies;

  . announcements by us or our competitors of new products, services, significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

  . our inability to locate or maintain suppliers of our manufactured products at prices that will allow us to attain profitability;

  .  product or design flaws, product recalls or similar occurrences;

  .  loss of a major content provider;

  .  network outages;

  .  loss of our telecommunications provider;

  .  additions or departures of key personnel;

  .  sales of common stock in the future; and

  . fluctuations in stock market prices and volume, which are particularly common among highly volatile Internet-related securities.

   We will determine the initial public offering price of the shares of our common stock through negotiations with the underwriters, and this price may not be indicative of the price that will prevail in the trading market.

Future sales by current stockholders may depress our stock price.

   The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

   There will be 59,345,935 shares of common stock outstanding immediately after this offering. The 7,000,000 shares sold in this offering will immediately be transferable without restriction in the public market, unless these shares are held by affiliates. 411,348 shares will become eligible for sale 90 days after the date of this prospectus. The holders of an additional 49,982,955 shares are subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days after the date of this prospectus without consent of the underwriters or us. After these agreements expire, 32,096,736 additional shares will be eligible for immediate sale in the public market subject to restrictions pursuant to Rule 144. See "Shares Eligible for Future Sale."

Our stockholders could be adversely affected if our management and larger stockholders use their influence in a manner adverse to our stockholders' interests.

   On completion of this offering, our executive officers, directors and 5% stockholders will beneficially own, in the aggregate, approximately 55.7% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. These stockholders may use their influence to approve or take actions which are adverse to your interests. See "Principal Stockholders."

You will experience immediate and substantial dilution.

   The initial public offering price is expected to be substantially higher than the book value per share of the outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution in the book value per share of the common stock from the price you pay for the common stock. This dilution will be approximately $11.17 per share, at the initial public offering price of $14.00. In addition, we have issued options to acquire common stock at prices significantly below the assumed initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors. For a discussion regarding dilution in this offering, see "Dilution."

Some shares in this offering may have been offered or sold in violation of the Securities Act.

   Prior to the effectiveness of the registration statement covering the shares of our common stock being sold in this offering, Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of this offering, provided written materials to approximately 200 individuals that we had designated as potential purchasers of up to 350,000 shares of common stock in this offering through a directed share program. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. No individual who received these written materials should rely upon them in any manner in making a decision whether to purchase shares of common stock in this offering.

   If the distribution of these materials by Donaldson, Lufkin & Jenrette Securities Corporation did constitute a violation of the Securities Act of 1933, the recipients of these materials who purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock, or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. These damages could total up to approximately $4.9 million plus interest, based on the initial public offering price of $14.00 per share, if these investors seek recovery or damages after an entire loss of their investment. If this occurs, our business, results of operations and financial condition would be harmed.

If our management does not effectively use the proceeds from this offering, we may not be able to successfully operate and grow our business.

   We do not have specific uses planned for the net proceeds of this offering. The net proceeds of this offering will be available for working capital, general corporate purposes and other operating expenses. We believe we need to retain flexibility to respond to factors affecting our business in determining the amount, if any, of these expenditures among our several priorities. Accordingly, our management will retain broad discretion as to the allocation of the proceeds of this offering and may use such proceeds in a manner with which you may not agree. See "Use of Proceeds."

Provisions in our charter documents and Delaware law may deter takeover efforts that could be beneficial to stockholder value.

   Upon the closing of this offering, certain provisions of our certificate of incorporation and bylaws, and the anti-takeover statute in Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. See "Description of Capital Stock-- Delaware Anti-Takeover Statute and Charter and Bylaw Provisions" for a description of these provisions and their effects.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, without limitation, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $90.1 million from the sale of 7,000,000 shares of our common stock in this offering, at an assumed initial public offering price of $14 per share after deducting underwriting discounts and commissions and estimated expenses payable by us. We will receive approximately $13.7 million from the sale of an additional 1,050,000 shares if the underwriters' over-allotment option is exercised in full.

   We plan to use the net proceeds of this offering for working capital, general corporate purposes and other operating expenses including:

  . sales and marketing;

  . subsidies for the purchase price of our i-opener Internet appliance; and

  . further development of our services.

   We do not have specific uses planned for the net proceeds of this offering. We believe that we need to retain flexibility with respect to the use of the net proceeds of this offering to respond to factors affecting our business. The amounts and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments, success of our marketing efforts and the rate of growth, if any, of our business. Because of these uncertainties, we cannot tell you with any reasonable certainty how we plan to allocate the net proceeds.

   We will retain broad discretion in the allocation of net proceeds of this offering.

   Pending the uses described above, we will invest the net proceeds in short-term, interest bearing, investment-grade securities, certificates of deposit or direct or guaranteed U.S. government obligations, such as Treasury bills.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The table below sets forth our capitalization:

  .on an actual basis as of December 31, 1999;

  . on a pro forma basis to reflect the conversion of all shares of preferred stock outstanding as of December 31, 1999 into common stock, issuance and conversion into common stock of 1,430,000 shares of Series D preferred stock on January 5, 2000 and 1,127,675 shares of Series E preferred stock on February 7, 2000, the issuance and exercise of warrants to purchase 467,034 shares of common stock, the beneficial conversion features approximating $27,155,700 and $13,532,100 associated with the Series D and E preferred stock issuances, respectively, approximately $21,100,000 of deferred stock option compensation and $4,620,000 of compensation expense relating to stock options granted to employees and directors prior to February 24, 2000 and the exercise of options to purchase 39,375 shares of common stock subsequent to December 31, 1999; and

  . on a pro forma as adjusted basis to reflect the pro forma transactions described above and the sale of 7,000,000 shares of common stock offered by this prospectus at an assumed initial offering price of $14 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   The capitalization information is qualified by, and you should read it in conjunction with, "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed financial statements and related notes and the information appearing elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                 (In thousands, except share
                                                            data)
Cash and cash equivalents...................... $  9,563  $ 70,599   $160,739
                                                ========  ========   ========

Noncurrent portion of capital lease
 obligations................................... $    636  $    636   $    636

Stockholders' equity:
  Preferred stock, par value $0.01; 5,000,000
   shares authorized; 841,981 shares issued and
   outstanding actual; no shares issued and
   outstanding pro forma; and no shares issued
   and outstanding pro forma as adjusted.......   29,672        --         --
  Common stock, par value $0.01; 250,000,000
   shares authorized, 18,907,071 shares issued
   and outstanding actual; 52,345,935 shares
   issued and outstanding pro forma; and
   59,345,935 shares issued and outstanding pro
   forma as adjusted ..........................      189       523        593
  Additional paid-in capital...................   41,749   200,534    290,604
  Deferred stock option compensation...........  (14,164)  (35,267)   (35,267)
  Notes receivable from stockholders...........     (821)     (821)      (821)
  Accumulated deficit..........................  (43,528)  (88,836)   (88,836)
                                                --------  --------   --------
  Total stockholders' equity...................   13,097    76,133    166,273
                                                --------  --------   --------
Total capitalization........................... $ 13,733  $ 76,769   $166,909
                                                ========  ========   ========

   Outstanding shares in this table excludes:

  . 8,246,070 shares of common stock issuable upon the exercise of stock options outstanding as of February 24, 2000 under our stock option plan at a weighted average exercise price of $3.75 per share;

  . 2,253,930 shares of common stock available for issuance under our stock option plan; and

  . 600,000 shares of common stock issuable upon exercise of an outstanding common stock purchase warrant that does not expire upon the closing of this offering.

                                    DILUTION

   Our pro forma net tangible book value of our common stock on December 31, 1999, giving effect to the conversion of all shares of preferred stock outstanding as of December 31, 1999 into common stock and the exercise of warrants to purchase 245,634 shares of common stock outstanding as of December 31, 1999, was approximately $15.2 million, or approximately $0.34 per share. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the pro forma number of shares of our common stock outstanding of 44,412,135, after giving effect to the conversion of the preferred stock outstanding as of December 31, 1999 into common stock and the exercise of warrants to purchase 245,634 shares of common stock outstanding as of December 31, 1999. After giving effect to the issuance and conversion into common stock of 1,430,000 shares of Series D preferred stock and 1,127,675 shares of Series E preferred stock, the exercise of options to purchase 39,375 shares of common stock subsequent to December 31, 1999, and the issuance and exercise of warrants to purchase 221,400 shares of common stock after December 31, 1999, the pro forma net tangible book value of Netpliance as of December 31, 1999 would have been $77.7 million or $1.49 per share.

   Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. Assuming our sale of 7,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $14 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have been approximately $167.9 million, or approximately $2.83 per share. This represents an immediate increase in pro forma net tangible book value of $2.49 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.17 to the investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share...................       $14.00
  Pro forma net tangible book value per share as of December 31,
   1999........................................................... $0.34
  Increase per share attributable to new investors................  2.49
                                                                   -----
Adjusted pro forma net tangible book value per share after this
 offering.........................................................       $ 2.83
                                                                         ------
Dilution in pro forma net tangible book value per share to
 investors purchasing in this offering............................       $11.17
                                                                         ======

   The following table sets forth, as of December 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid. We have assumed an initial public offering price of $14 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
Existing stockholders....  51,878,901    87%  $ 99,472,254    50%     $ 1.92
Existing warrant holders.     467,034     1      1,997,268     1        4.28
Purchasers in this
 offering................   7,000,000    12     98,000,000    49       14.00
                           ----------   ---   ------------   ---      ------
  Total..................  59,345,935   100%  $199,469,522   100%     $ 3.36
                           ==========   ===   ============   ===      ======

   The foregoing discussion and tables assume no exercise of any outstanding stock options. To the extent that any shares reserved for issuance under our stock plan are issued, there will be further dilution to new investors. See "Capitalization" and "Management--1999 Stock Option Plan."

                            SELECTED FINANCIAL DATA
                       (In thousands, except share data)

   The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data below for the period from January 12, 1999 (inception) to December 31, 1999, and the balance sheet data as of December 31, 1999, are derived from and are qualified by reference to the audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for future periods.

                                                                 Period from
                                                              January 12, 1999
                                                               (Inception) to
                                                              December 31, 1999
 Statement of Operations Data:
 Subscription revenue.......................................     $        26
                                                                 -----------
 Operating expenses:
 Cost of services...........................................           1,137
 Loss on subsidized appliance and accessory sales...........           1,679
 Research and development...................................           6,457
 Sales and marketing........................................          14,070
 General and administrative.................................           4,134
                                                                 -----------
  Total operating expenses..................................          27,477
                                                                 -----------
 Loss from operations.......................................         (27,451)
 Interest income............................................             305
 Interest expense...........................................            (140)
                                                                 -----------
 Net loss...................................................         (27,286)
 Effect of beneficial conversion feature of convertible
  preferred stock...........................................         (16,242)
                                                                 -----------
 Net loss applicable to common stock........................     $   (43,528)
                                                                 ===========
 Loss per common share:
 Weighted average common shares outstanding(1)..............      15,588,420
 Basic and diluted(1).......................................     $     (2.79)
 Unaudited pro forma loss per common share:
 Weighted average shares outstanding(1).....................      31,181,298
 Basic and diluted(1).......................................     $     (1.40)
                                                                    As of
                                                              December 31, 1999
 Balance Sheet Data:
 Cash and cash equivalents..................................     $     9,563
 Working capital............................................          11,170
 Total assets...............................................          20,625
 Non-current portion of capital lease obligations...........             636
 Total stockholders' equity.................................          13,097

---------------------
(1) See Note 3 to the Financial Statements for an explanation of the determination of the weighted average shares used to compute basic and diluted net loss per share and unaudited pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

Overview

   We offer Internet-based content, applications and services, through devices specifically designed for Internet access, commonly known as Internet appliances. In November 1999, we introduced our current i-opener service, which combines our i-opener Internet appliance, Internet access and our own consumer portal. Our i-opener service includes all of the elements required for a user to access the Internet. We believe that our i-opener offering simplifies Internet access and appeals to both novice and veteran Internet users.

   We have a limited operating history and have generated only $25,716 in revenues from inception through December 31, 1999. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. In particular, we expect our sales and marketing expenses to increase as we continue to establish our brand. In addition, we subsidize the purchase price of our i-opener Internet appliance. As our user base increases, we anticipate a corresponding increase in total expenditures for these subsidies. We have experienced operating losses since inception as a result of efforts to develop and market our i-opener service. We expect that we will continue to incur net losses as we continue to expend significant resources on sales and marketing and develop additional products and service offerings. As of December 31, 1999, we had an accumulated deficit of $43.5 million.

   We currently generate revenues from monthly user fees for our i-opener service. We charge our users $21.95 per month for our standard service. We also offer a limited-access service plan for $9.95 per month and a service plan to access the Internet through a traditional PC combined with our standard service at $26.95 per month. We expect that most of our fees will come from our standard service. We offer the i-opener Internet appliance at a price below our cost, as an incentive for new customers to subscribe to the i-opener service. The cost of the i-opener Internet appliance and accessories, net of sales proceeds, is classified in sales and marketing expenses at the time of sale, as the loss represents customer acquisition costs.

   In the future we may generate revenue from sources in addition to user fees, such as:

  . application services;

  . e-commerce;

  . sponsorships and advertising; and

  . licensing arrangements with other appliance manufacturers.

   To date, we have funded our activities primarily through private equity offerings, which have included sales of our common stock and preferred stock.

Results of Operations

  Period ended December 31, 1999

   Subscription revenues. Subscription revenues consist primarily of monthly subscription fees paid by businesses and consumers for our i-opener service. Subscription revenues totaled $25,716 for the period ended December 31, 1999. This revenue is attributable to customers who used our i-opener service primarily during the month of December. As of December 31, 1999, we had approximately 3,700 subscribers.

   Cost of services. Cost of services consists primarily of employee salaries and expenses related to providing the i-opener service to subscribers, content and telecommunications network charges paid to third parties and depreciation on equipment used to provide the i-opener service. Cost of services totaled $1.1 million for the period ended December 31, 1999.

   Subsidized appliance and accessory sales. We offer our i-opener Internet appliance and accessories at a price below our cost, as an incentive for new customers to subscribe our Internet service. We present the loss generated from the sale of the units and accessories as an operating expense since sales of these devices are not our principal business activity and the loss primarily represents customer acquisition costs. At December 31, 1999, subsidized appliance and accessory sales resulted in a charge of approximately $1.7 million.

   Research and development expenses. Our research and development expenses consist primarily of employee salaries and related expenses and consulting fees relating to the design of the i-opener service, as well as the development of our technology to manage and deliver content and applications to various Internet appliances. Research and development expenses were approximately $6.5 million for the period ended December 31, 1999.

   Sales and marketing expenses. Sales and marketing expenses consist primarily of employee salaries for marketing and business development sales personnel, and costs of our marketing efforts to generate demand and consumer awareness of our i-opener service. These costs include development of media advertising, public relations events, promotions and trade shows. Also included in sales and marketing expenses is $4.1 million related to the grant to U S WEST of an immediately exercisable warrant to purchase 600,000 shares of common stock at an exercise price of $6.67 per share. The expense represents the estimated fair value of the warrant on the date of grant.

   General and administrative expenses. General and administrative expenses consist primarily of employee salaries and related expenses for the executive, administrative, finance and information systems departments, and facility costs, professional fees and recruiting. General and administrative expenses were approximately $4.1 million for the period ended December 31, 1999. Included in general and administrative expenses for the period ended December 31, 1999 is $154,251 of stock compensation expense related to stock options granted during the period with exercise prices that were less than the estimated fair value of the underlying shares of common stock on the date of grant. Additional deferred stock compensation totaled approximately $14.2 million as of December 31, 1999. This amount is amortized over the vesting periods of the applicable options.

Liquidity and Capital Resources

   From inception in January 1999 through December 31, 1999, we financed our operations and met our capital expenditure requirements primarily from proceeds of the private sale of equity securities totaling approximately $37.6 million. At December 31, 1999, we had $9.6 million in cash and cash equivalents. The expansion of our business will require significant additional capital to fund operating losses, capital expenditures and working capital needs.

   Net cash used by operating activities was approximately $25.1 million for the period ended December 31, 1999. Cash used in operating activities consisted primarily of net operating losses due to research and development, sales and marketing, and general and administrative costs.

   Net cash used by investing activities was approximately $1.9 million for the period ended December 31, 1999. Cash used in investing activities consists of the purchase of property and equipment.

   Net cash provided by financing activities was approximately $36.6 million for the period ended December 31, 1999, including $37.6 million of proceeds raised from the private sale of equity securities during the period.

   We have commitments under facility and other operating leases of $1.3 million and obligations under capital leases of $1.9 million as of December 31, 1999. The obligations under capital leases relate to equipment leased under leasing facilities with three different vendors. Each of these expires in the year 2001. Subsequent to December 31, 1999, we entered into an additional facility lease agreement expiring in the year 2004. The total commitment under this lease approximates $6.0 million.

   We also have a commitment to the manufacturer of our i-opener Internet appliance to purchase an agreed number of units before February 28, 2000. As of February 24, 2000, we have made deposits to the manufacturer sufficient to satisfy this purchase commitment.

   Our future capital requirements will depend on a variety of factors, including market acceptance of Internet appliances and our i-opener service, the resources we devote to develop, market, sell and support our current and future product offerings, and other factors. We expect to devote substantial capital resources:

  . for our sales and marketing efforts;

  . to subsidize the purchase price of our i-opener Internet appliance;

  . to hire and expand our engineering, sales and marketing and customer support organizations;

  . to further develop our service offerings; and

  . for general corporate purposes.

   Although we have no definitive plans regarding future expenditures, we believe that our cash and cash equivalents, the net proceeds received subsequent to December 31, 1999 related to our issuance of Series D preferred stock and Series E preferred stock and the net proceeds from this offering will be sufficient to fund our operations for at least the next 12 months. Despite our expectations, we may need to raise additional capital before that time. We may need to raise additional funds in order:

  . to fund anticipated growth, including significant increases in personnel, facilities and computer systems;

  . to develop new or enhance existing services and products, including our network infrastructure;

  . to subsidize the purchase price of our i-opener Internet appliance; or

  . acquire or invest in complementary businesses, technologies, services or products.

   In addition, in order to meet long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms, or at all.

Year 2000

   We have designed our network and our service for use in the year 2000 and beyond and believe our network and service are year 2000 ready.

   To date, we have not experienced any material year 2000 problem relating to any of our internal systems or services. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our suppliers, customers and other service providers. We believe that, absent a systemic failure outside our control, such as a prolonged loss of electrical or telecommunications service, year 2000 problems at third parties will not have a material impact on our operations. The failure of our internal systems or the systems of third parties to be year 2000 ready could temporarily prevent us from providing service to our customers, issuing invoices and developing products and services and could require us to devote significant resources to correct such problems. The costs associated with remediating any year 2000 problems have not been material to date. Although we do not anticipate that these costs will be material in the future, we cannot assure you that these costs will not be material.

Disclosure About Market Risk

   All of our current contracts are denominated in United States dollars and we do not currently invest in derivative financial instruments. However, we invest our excess cash balances in short-term, interest bearing, investment-grade securities, certificates of deposit or direct or guaranteed U.S. government obligations, such as Treasury bills, that are subject to market risk. We believe the effect on our financial position, results of operations and cash flows of any reasonably likely changes in interest rates would not be material.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001. We do not expect the adoption of SFAS No. 133 to have an impact on our financial condition or results of operations.

                                    BUSINESS

Overview

   We offer Internet-based content, applications and services through devices specifically designed for Internet access, commonly known as Internet appliances. In November 1999 we introduced our current i-opener service, which combines our i-opener Internet appliance, Internet access and our own consumer portal. Our i-opener service includes all of the elements required for a user to access the Internet. We believe that our offering avoids many of the technological complexities associated with using personal computers, or PCs. For example, because our i-opener Internet appliance requires no boot-up, our consumer portal appears immediately after the i-opener Internet appliance is turned on. For this reason, we believe that our i-opener offering simplifies Internet access and appeals to both novice and veteran Internet users.

   Our objective is to establish ourselves as the leader in the new market of delivering user-friendly Internet access, content and applications through Internet appliances. We intend to consistently upgrade and customize our portal and add new features to ensure user satisfaction. Our infrastructure, operating system and network are designed to provide access to our i-opener service over broadband digital subscriber lines and cable, and through wireless telephones and other handheld communication devices. Our ability to remotely upgrade and deliver software to Internet appliances through our network, will allow us to provide users with new and emerging Internet-based applications and services as they become available.

Industry Overview

  Growth of the Internet

   The Internet is an increasingly significant global mass medium for conducting business, collecting and exchanging information, facilitating communication and providing entertainment. International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003, representing a compound annual growth rate of 29%. We expect growth in Internet usage to translate into growth in demand for devices to access the Internet and growth in revenues for online service providers.

   The rapid acceptance of the Internet has created an opportunity for e-commerce. A growing number of Internet users are conducting e-commerce transactions such as trading securities, buying goods, purchasing airline tickets and paying bills. According to IDC, the percentage of Internet users buying goods and services on the Internet will increase from approximately 22% in 1998 to approximately 36% in 2003, and the total value of goods and services purchased directly on the Internet will increase from approximately $27.0 billion in 1998 to approximately $842.7 billion in 2003.

   Advertisers and direct marketers are increasingly using the Internet to locate customers, advertise and facilitate transactions. The Internet allows marketers to interact more effectively with customers and to more easily obtain relevant data about buying patterns, preferences and demands. The value of Internet advertising is enhanced by the ability of advertisers to obtain specific user information and target promotions and advertisements effectively. According to Forrester Research, the total worldwide dollar value of Internet advertising will increase from $3.3 billion in 1999 to $24.1 billion in 2003.

  Need for Simplified Internet Accessibility

   Today, the Internet is primarily accessed through PCs, which we believe many consumers find relatively complex and expensive. PC-based devices present many challenges for consumers such as costly hardware, large components, limited mobility, complex system configuration and time consuming boot-up and Internet dial-up sequences. While the PC remains an important access device, we believe users are increasingly looking to access the Internet with less complicated devices. Information appliances such as stand alone Internet devices, TV set-top boxes, Web-enabled telephones, Web-enabled personal digital assistants and Web-enabled video game consoles are being introduced to the market to address the disadvantages of PCs. IDC estimates that the worldwide market for information appliances will grow from approximately $2.4 billion in 1999 to approximately $17.8 billion in 2004.

   Internet content and the number of Web pages available to consumers are increasing dramatically. According to IDC, the number of Web pages will increase from approximately 925 million at the end of 1998 to over 13 billion by the end of 2003, representing a compound annual growth rate of 70%. We believe the proliferation of content is making it increasingly difficult and time-consuming for users to navigate the Internet and to locate useful and relevant information.

  Market Opportunity for a Simplified Internet Solution

   With the growth of the Internet and the proliferation of Web sites and content, we believe that many consumers will seek a simple way to get on-line and access relevant content. We believe that a comprehensive yet easy-to-use method for Internet access will be appealing to consumers. Ultimately, we believe that there is a significant market opportunity to develop a platform to manage the delivery of Internet content and services to users employing all types of other Internet appliances, including cellular telephones, TV set-top boxes and Web-enabled personal digital assistants. In addition, we believe that aggregating information on a large number of consumers through one platform will provide an opportunity to effectively target advertisements and market products and services over the Internet.

The Netpliance Solution

   Our i-opener service includes all of the elements required for a user to access the Internet and delivers Internet access, content and applications to the user's i-opener Internet appliance or other access device illustrated below.

                                    [CHART]

A diagram illustrates the elements of the i-opener network, starting at the top with a picture of the i-opener Internet appliance on the left and pictures of a cellular phone, a screen phone and set-topbox with the words "Other Access Devices" to the right. Two curved lines connect the i-opener appliance and the access devices to a cloud labeled "Internet" with the words "i-opener Nationwide Service" above it. Below the cloud is a rectangle with pictures of four computer servers in it. Arrows point to each of four rectangles depicting the following pages of the i-opener portal: the guide to the Internet, or WebGuide, the e-mail "Mailbox" page, the online shopping mall or Web Mall and a box containing the words "update, backup, metrics" to describe the network functions.

Key benefits of our i-opener service for our users include the following:

   Simple Set-Up. Our i-opener service offers users a new level of simplicity. A new user simply plugs the i-opener Internet appliance into an electric outlet, connects a phone line and is ready to enjoy the Internet. Software and configurations are stored on our network so complications related to set-up are eliminated.

   Ease-of-Use. Our i-opener service hides the complexities of system configurations, software maintenance and the dial-up process to access the Internet and e-mail. We periodically update software remotely and manage the user interface over our network. In addition, our portal has a user-friendly graphical interface with intuitive features and instructions, allowing even novice users to navigate the Internet effectively.

   Relevant Content. Our consumer portal organizes Internet content so that users have immediate access to relevant information. Our portal provides an entrance point to the Internet for our users that links them directly to content and e-commerce sites tailored to their likely interests and needs based on age and geographic location. Additionally, we are able to filter undesirable content such as pornograhic and hate sites. Users are able to enjoy our portal and cached content without the clutter of banner and other advertisements.

   Cached Content. Our i-opener portal content is automatically updated and stored in the memory of our i-opener Internet appliance. This content can be immediately accessed in an offline mode, avoiding the need for a constant connection to the network. The i-opener automatically establishes an Internet connection on a scheduled basis when the phone line is not in use and downloads or caches the content relevant to users, such as e-mail, local weather, top news stories, sports scores and stock market news.

   e-Mail Notification. The i-opener Internet appliance is equipped with an e-mail waiting light that informs a user when there is an e-mail message without requiring the user to go online to check an e-mail account. The user can access e-mail messages without connecting to the Internet.

   Appealing Design. The sleek profile and attractive design of our i-opener Internet appliance makes it suitable to be placed in high traffic areas of the home such as the kitchen, the living room, or any convenient location for accessing information and e-mail. Because of the increased contact with our i-opener Internet appliance, we believe our i-opener service will become a prominent source of communication, news and relevant information for our users.

Key benefits of our i-opener service for businesses include the following:

   Co-Branding Relationships. We believe our service will provide an attractive platform for businesses to develop Internet-based services for either their customers or employees. For example, an on-line brokerage could subsidize the cost of the i-opener Internet appliance and co-brand a service to a prospective or existing customer in order to encourage on-line trading through a dedicated channel, better control the quality of the customer's on-line experience and to increase customer retention and loyalty. An on-line grocer may develop a co-branded service with us that has Internet-based grocery lists that can be sent to the grocer at the touch of a button. A direct marketing company might provide a customized i-opener service to its employees to assist in order processing, inventory control, product promotion and employee communication.

   Sponsorship and Advertising Platform. The i-opener service will enable sponsorship opportunities whereby content providers may pay to provide content on our channels in order to drive users to their Web sites and to enhance their brand awareness. In addition, we believe our platform will enable marketers to deliver targeted promotions and advertisements to our user base.

   e-Commerce Opportunities. Through strategic placement within our portal we believe we can provide e-commerce marketers with the ability to reach potential customers in a simplified and targeted manner. We intend to showcase a limited number of high quality merchants on our Web Mall, which is an easy-to-use, intuitive interface for buying and selling a wide variety of goods and services. In addition, merchants will be able to sponsor a transaction key on our keyboard that will directly connect users to their service.

   Software and Service Platform. We have designed our software and service infrastructure to enable us to license our platform to other information appliance manufacturers. We expect that our infrastructure will provide the user interface and manage the delivery of content and services for a large number of users employing many different devices and will enable manufacturers to focus on their competencies.

Our Strategy

   Our objective is to establish our i-opener service as the leader in the new market of delivering user-friendly Internet access, content and applications through Internet appliances. Establishing and maintaining a market leadership position should enable us to develop new sources of revenue and grow our business. To achieve this objective, we intend to:

   Build a Premier Brand. We are aggressively marketing i-opener as a consumer service. We believe that establishing brand awareness is critical to attracting and retaining users, content providers, e-commerce companies and advertisers, and to developing co-branding relationships. Our strategy is to promote our i-opener service as a simple way to access the Internet, targeted content and applications through an Internet appliance. We plan to dedicate substantial resources to promote our brand through a variety of marketing vehicles, including advertising, retail points of presence, promotional events, conferences and sponsorship relationships with leading on-line and offline consumer brands.

   Enhance Distribution and Develop Co-Branding Relationships. We plan to increase our user base and market share by supplementing our direct-to-consumer distribution method by establishing distribution relationships with consumer on-line and traditional retailers. We also plan to offer a platform for businesses to develop Internet-based services for their customers or employees.

   Enhance Our Consumer Portal. We will continue to develop our relationships with content providers to aggregate more high-quality and relevant content for our users. We currently plan to offer a significant number of additional applications during 2000, such as enhanced e-mail, instant messaging, calendar, portfolio, chat, music, audio and video streaming. We intend to consistently upgrade and customize our portal to ensure that our users can continue to access content in a simple manner.

   Develop Multiple Revenue Sources. We believe that there will be significant opportunities to develop multiple sources of revenue. We believe that an established user base will enable us to develop sponsorship relationships with content providers who will pay to distribute content through our channels or offer links through our i-opener portal. We also plan to generate e-commerce revenues through relationships with established on-line retailers in our i-opener Web Mall.

   Develop Application Hosting Services. We believe our installed base of devices and ability to simultaneously upgrade and deliver software to our entire user base remotely through our network will allow us to host new and emerging Web-based applications and services. For example, in the future a user may be able to rent the use of tax preparation software on a per user basis instead of purchasing and installing the software. In addition, users may be able to rent secure personal space on our network for personal files and data.

   Extend Our Platform to New Technologies. Our infrastructure, operating system and network are also able to support additional devices such as cellular and wireless telephones and other handheld communications devices. In the future, we plan to make our platform compatible with emerging access technologies such as broadband, wireless and home radio frequency to continue to provide an enhanced user experience and make the Internet more accessible and conducive to consumers.

Strategic Relationships

   GO.com. In December 1999 we entered into an agreement with GO.com, an affiliate of The Walt Disney Company. GO.com has agreed to serve as our content provider for our children, family, sports, news and entertainment related categories for the cached instant channels on our i-opener portal. The agreement also provides certain co-branding and revenue sharing arrangements. In January 2000, an affiliate of The Walt Disney Company purchased shares of our Series D preferred stock.

   U S WEST. In December 1999 we entered into a non-binding letter of intent with U S WEST regarding joint sales, marketing and distribution of our i-opener service to its customers and the use of U S WEST's dial-up and DSL network. We currently anticipate entering into a definitive and binding agreement with respect to these matters with U S WEST in the first quarter of 2000. An affiliate of U S WEST purchased shares of our Series D preferred stock and a warrant to purchase common stock.

   Rogers Communications and Shaw Communications. In February 2000 we entered into agreements with Rogers Communications Inc. and Shaw Communications Inc. We agreed to execute a final agreement under which Rogers and Shaw would jointly market and distribute our i-opener service in Canada through a broadband cable service. Rogers and an affiliate of Shaw invested in our Series E preferred stock.

   ATLINKS. In February 2000 we entered into a non-binding letter of intent with Thomson Multimedia and ATLINKS, an affiliate of Thomson, regarding the manufacture and sale by ATLINKS of Internet appliances enabled with our i-opener service. An affiliate of Thomson also invested in our Series E preferred stock.

Technology, Products and Services

   We deliver a simplified Internet access experience to our users through technology we have developed or licensed, which allows us to conceal the traditional complexities of system configuration, software maintenance, connection interactions and intricacies of e-mail and Internet information/content access. This technology includes:

   Customized Downstream Caching. We have developed a set of processes and technology that continuously filters and prioritizes data feeds from third parties such that we can send this data and cache it locally in our i-opener Internet appliances.

   System Maintenance and Upgrades. Our architecture is server-based, and maintenance and system configuration is handled by the server with our updating technology, which can detect the software configuration on a given appliance and automatically deliver new software upgrades and perform maintenance.

   Scalability and Adaptability. Our architecture allows us to support and enable a large number of appliances on our network, including those designed by third parties. The architecture's flexibility makes it easily adaptable to new appliances such as Web-enabled phones, set-top boxes and personal digital assistants.

   Building from our technology, we developed our i-opener service, which includes our Internet appliance portal and our service offerings.

   Our i-opener Internet appliance is tailored to provide our i-opener service and comes with a 10-inch flat-panel color screen, a standard-sized keyboard that includes a pointer and an optional mouse. Our i-opener Internet appliance comes in two colors, turns on instantly and has helpful features like an e-mail waiting light and on-line indicator. Additionally, our keyboard has "hot keys" to provide quick access to certain content.

   The following table provides a description of the features and benefits of our current service offering:

            Service                      Features                     Benefits
  Automatically Linked         . Requires no initial dial-  . No need to install or
   Internet Access               up and set-up                configure Internet access
                                 configuration                software
                               . Shares the phone line      . No second phone line
                                                              needed
                               . Hides dial-up process at   . No noise and delay of
                                 each access                  traditional dial-up
                                                              Internet access process

                               . Unlimited access to the    . No need for purchaser to
                                 i-opener service and the     subscribe for third party
                                 Internet                     Internet access service

-------------------------------------------------------------------------------

  e-Mail Service               . Downloads e-mail messages  . Allows reading and
                                 at regular intervals and     drafting of e-mail
                                 when the user connects to    without tying up the
                                 the Internet                 phone line
                               . e-Mail notification light  . Alerts users to new e-
                                 on the i-opener Internet     mail
                                 appliance

-------------------------------------------------------------------------------

  Content Customization and    . Types users by geographic  . Delivers updated
   Filtering                     location for purposes of     information to users such
                                 content delivery             as local telephone
                                                              directory and local
                                                              weather and events
                               . Configures to filter       . Protects i-opener users
                                 undesirable content          from specific sites such
                                                              as pornographic and hate
                                                              sites

-------------------------------------------------------------------------------

  Instant Channels and Web     . Web Guide.Entertainment    . Web Guide links consumers
   Guide                                                      to destinations on the
                                                              Internet
                               . Web Mall.Sports            . Our Web Mall provides an
                                                              intuitive user interface
                                                              for on-line shoppers
                               . Weather.News               . The most popular
                                                              information is filtered
                                                              and organized for instant
                                                              and access
                               . Finance
-------------------------------------------------------------------------------

  Cached Information           . Internet content such as   . Users can quickly access
                                 e-mail, i-opener instant     cached content without
                                 news, sports, weather,       tying up their phone line
                                 finance and entertainment
                                 channels is delivered
                                 periodically from the      . Users have easy access to
                                 Internet and stored          fresh information without
                                 locally                      having to search the
                                                              Internet
-------------------------------------------------------------------------------

  Software and Application     . Software and system        . Frees consumers from
   Updates                       maintenance updates are      complex system and
                                 handled remotely without     software configurations
                                 user intervention
                                                            . Protects consumers
                                                              against software
                                                              obsolesence

-------------------------------------------------------------------------------

   We continually seek new ways to enhance our i-opener service, and are currently designing new products and services, many of which we anticipate introducing in 2000. We believe these new products and services will enrich the i-opener experience for our users and help attract new users and merchants.

Sales and Marketing

   We are building a team of sales and marketing professionals whose efforts are focused on establishing the i-opener brand, educating consumers about the features and benefits of our i-opener service and promoting the benefits of our Internet service platform to businesses. We plan to pursue an aggressive advertising and promotional campaign designed to raise awareness of our i-opener brand among both first-time and experienced Internet users. We believe that we will be most effective by using traditional media, such as television, national newspapers and magazines, and radio. Additionally, we plan to promote our brand through retail points of presence, promotional events and conferences.

   Consumers can purchase our i-opener service through our Web site, www.netpliance.com, over the telephone at 1-888-iopener and through selected consumer electronics retailers, including Circuit City starting in February 2000. Our Web site is user-friendly and simplifies the purchase of our i-opener service by explaining our services and providing color pictures. In addition, we provide on-line customer service that we believe reduces phone calls for customer service and technical support.

   We believe that businesses will be attracted to our i-opener service by the opportunity to develop co-branded Internet-based services for their customers or employees. Through a co-branded service, businesses will be able to provide their customers with direct and simplified access to their products and services. Our marketing targets include businesses that want to expand or initiate their use of the Internet to attract new customers or solidify existing relationships, and businesses seeking to enhance communications with employees. Currently, our specific targets include financial services providers and on-line retailers focused on consumer goods that require frequent purchases such as groceries, pharmaceuticals and pet supplies.

Network

   We provide Internet access to our users over a redundant network throughout the United States that includes local dial-up access and toll-free inbound access as a default when users are unable to dial-up locally. The network is monitored and maintained twenty-four hours a day, seven days a week by our personnel in a Network Operations Control Center (NOCC) located at our facilities. We interconnect the national network and our NOCC, through a local area network, with our production and back-office systems that provide the intelligence for our portal. Our production facilities manage the content feeds and applications for our portal and perform the update, back-up and logging of our users' relevant data. Production systems are co-located at a third-party telecommunications facility, where we lease both rack space and managed bandwidth. Our back-office systems employ Portal Software for billing and to manage the internal information on our users.

   The costs associated with our network infrastructure are a major component of our cost of service. Our strategy of purchasing telecommunications capacity from third-party wholesale providers will allow us to expand the geographic scope of our service, and accommodate user growth without building our own network. Additionally, we believe that our strategy of using wholesale providers will enable us to change providers or technologies as cost or performance improvements become available. As a result, we believe we can be flexible in responding to user demand for higher-speed access and other types of improved service such as DSL, cable modems, high-speed wireless access and other broadband technologies.

Direct Fulfillment Model

   We outsource the production of our i-opener Internet appliances to Quanta, a leading manufacturer of portable computers that is located in Taiwan. Quanta has strategic alliances with key component providers and utilizes state-of-the-art information tools and strong inventory management practices to achieve rapid inventory turnover and maintain reduced inventory levels. Quanta's manufacturing methods provide rapid pass-through of material cost decreases in its products.

  We utilize an integrated distribution and delivery system that allows us to minimize inventory and shipping costs as well as delivery time. Upon sale of an i-opener Internet appliance, a customer's order is recorded in our automated system and routed to Quanta for processing, assembly and delivery. Quanta then coordinates drop-shipment through Federal Express. We believe the average time from placing of an order to delivery is approximately three to five days.

Competition

   We compete for users, and consequently for potential e-commerce and advertising revenue, directly or indirectly, with the following categories of companies:

  . online service providers, such as AOL, EarthLink and Microsoft;

  . software platform providers such as Aether Systems and Liberate
    Technologies.

  . Internet portals, such as Excite@Home, Lycos and Yahoo!; and

  . manufacturers of other stand alone Internet appliances, such as InfoGear and WebTV;

  . manufacturers of portable Internet appliances, such as Hewlett Packard and Palm, and cellular telephone and pager manufacturers;

  . manufacturers of personal computers, such as Apple, Compaq, Dell, Gateway, Hewlett Packard and IBM;

   However, we believe our i-opener service offers advantages over our competition. Unlike companies that are Internet service providers only, we are not limited to the PC-user market. We believe our i-opener service is more convenient and practical than the TV-related Internet boxes. Most of the companies that are producing Internet appliances, screenphones, and inexpensive or free PCs do not offer Internet access, tailored content portals or applications. By providing only the equipment, these companies cannot capture the wealth of user data and ensure user loyalty. Our model is based on creating long-term loyalty of our users.

Patent Applications and Intellectual Property

   We have filed patent applications for several inventions that are key enablers to our service offerings. We believe these inventions will differentiate us in the marketplace. Our pending patent applications include:

  . a method for immediate personalization of devices, allowing us to customize devices before they reach the customer. A variation of the method allows us to perform the personalization remotely and transparently during the installation of the device.

  . a method for updating user and device profile information remotely and transparently from the server to the device. This method allows for transparent and reliable connect and reconfiguration of the device.

  . a method for downloading cached content based on incremental changes to the content and individual preferences. Content is predicted based on user preferences and updated adaptively based on user behavior.

  . a simplified address book scheme that allows specific users to edit a user's address book remotely and to pre-configure an address book for immediate use.

   If we are not successful in obtaining the patent protection we seek, our competitors may be able to replicate our technology and more effectively compete with us.

Employees

   As of February 24, 2000, we had a total of 156 full-time employees 60 in research and development, 58 in sales and marketing, 13 in network operations and 25 in general administration, and 17 part-time employees. Our future success depends in part, on our continuing ability to attract, train and retain highly qualified technical, sales, marketing and managerial personnel. We have not experienced any work stoppages, and we believe that our relations with our employees are good.

Facilities

   Our headquarters are located in a leased facility in Austin, Texas, consisting of approximately 30,000 square feet under a two-year lease which expires in May 2001. This facility houses all functions of the organization and includes our network operations control center. We have also entered into a new five-year office lease agreement to lease an additional 43,713 square feet near our current location in Austin, Texas beginning in May 2000.

Legal Proceedings

   We are not currently involved in any material litigation matters.

                                   MANAGEMENT

   The following table sets forth, as of February 24, 2000, the name, age and position of each of our directors, executive officers and certain other key employees:

Name                          Age Position
John F. McHale *(1)..........  43 Chairman of the Board and Co-founder
Kent A. Savage *(1)..........  38 President, CEO, Director and Co-founder
Ann M. Bacon.................  42 Vice President of Corporate Communications and
                                  Retail Sales
James E. Cahill..............  33 Vice President and General Counsel
Craig Cantrell...............  40 Vice President of Client Development
William C. Cobb..............  44 Vice President and General Manager of Consumer
                                  Sales
Greg A. Cummings.............  39 Vice President of Product Management and User
                                  Experience
Thomas E. Gaunt..............  41 Vice President of Business Sales
M. David Hampton.............  32 Treasurer and Controller
Barbara A. Kaczynski.........  40 Chief Financial Officer
Kenneth A. Kalinoski.........  38 Vice President of Development and Co-founder
Marc Willebeek-LeMair........  38 Chief Technology Officer and Chief Architect
Camillo Martino..............  37 Vice President and General Manager of
                                  International Operations
Michael R. Corboy (2)........  69 Director
Kevin Denuccio...............  40 Director
Grant A. Dove................  71 Director
David S. Lundeen (3).........  38 Director
James M. Mansour (3).........  40 Director
Steven G. Papermaster........  41 Director
Joseph R. Zell...............  40 Director
Paul S. Zito (2)(3)..........  44 Director and Secretary

---------------------
 * Denotes executive officer
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

   John F. McHale was a Co-founder of Netpliance and has served as our Chairman of the Board since our inception in January 1999. From January 1996 to April 1998, Mr. McHale served as President, Chief Executive Officer and Chairman of NetSpeed, Inc. From January 1985 to November 1995, Mr. McHale was President, Chief Executive Officer and Chairman of NetWorth, Inc. Mr. McHale also serves as the Chairman of Panja Corporation.

   Kent A. Savage was a Co-founder of Netpliance and has served as our President, Chief Executive Officer and Director since our inception in January 1999. From April 1998 to December 1998, Mr. Savage served as Director and General Manager of Broadband Operations for Cisco Systems, Inc. From April 1996 to April 1998, Mr. Savage served as Vice President of Sales and Marketing for NetSpeed, Inc. From November 1993 to April 1996, Mr. Savage served as Vice President of Sales and Marketing for Connectware, Inc.

   Ann M. Bacon has served as our Vice President of Corporate Communications and Retail Sales since June 1999. From April 1994 to May 1999, Ms. Bacon served as Manager, Director and General Manager for the Handheld Division of Compaq Computer Corporation.

   James E. Cahill has served as our Vice President and General Counsel since November 1999. From September 1993 to October 1999, Mr. Cahill served as an attorney with Hughes & Luce, L.L.P.

   Craig Cantrell has served as our Vice President of Client Development since June 1999. From April 1998 to May 1999, Mr. Cantrell served as Senior Manager for the broadband customer premise equipment organization of Cisco Systems, Inc. From June 1996 to April 1998, Mr. Cantrell served as a Director of Engineering for NetSpeed, Inc. From September 1989 to June 1996, Mr. Cantrell served as Engineering Manager for Interphase Corporation.

   William C. Cobb has served as our Vice President and General Manager of Consumer Sales starting February 2000. From July 1997 to February 2000, Mr. Cobb served as Senior Vice President and Chief Marketing Officer for the Tricon Restaurants International division of Tricon Global Restaurants, Inc. From August 1995 to July 1997, Mr. Cobb served as Senior Vice President and Chief Marketing Officer for the Pizza Hut division of PepsiCo, Inc. From September 1990 to September 1995, Mr. Cobb served as Vice President of Marketing for the Pepsi-Cola division of PepsiCo, Inc.

   Greg A. Cummings has served as our Vice President of Product Management and User Experience since April 1999. From March 1998 to March 1999, Mr. Cummings served as Research and Development Manager for Hewlett-Packard. From April 1996 to March 1998, Mr. Cummings served as Senior Products Manager and Director of Product and Program Management for Hitachi Ltd. From June 1992 to April 1996, Mr. Cummings served as Program Manager of personal computer development for Dell Computer Corporation.

   Thomas E. Gaunt has served as our Vice President of Business Sales since July 1999. From June 1996 to June 1999, Mr. Gaunt served as a Director at Inprise Corporation. From June 1994 to April 1996, Mr. Gaunt served as President of Double Impact Multimedia, which filed for Chapter 11 bankruptcy and was subsequently liquidated.

   M. David Hampton has served as our Treasurer since December 1999 and Controller since February 1999. From February 1994 to January 1999, Mr. Hampton served as a Financial Analyst in the Consumer Desktop Division of Dell Computer Corporation.

   Barbara A. Kaczynski has served as our Chief Financial Officer since February 2000. From April 1999 to November 1999, Ms. Kaczynski served as Chief Operating Officer and Chief Financial Officer for Adsmart Corporation. From January 1997 to March 1999 Ms. Kaczynski pursued personal interests. From June 1987 to December 1996 Ms. Kaczynski served in various capacities for Time, Inc., most recently as Vice President of Finance and Controller from September 1993 to December 1996.

   Kenneth A. Kalinoski was a Co-founder of Netpliance and has served as our Vice President of Development since January 1999. From February 1998 to January 1999, Mr. Kalinoski served as Program Director for IBM PC Company Systems Solutions and Product Licensing. From March 1995 to January 1998, Mr. Kalinoski served as Program Director of the IBM Multimedia Server Development Group. From February 1993 to February 1995 he served as the Program Director of IBM UNIX AIX Worldwide Development and Support.

   Marc Willebeek-LeMair has served as our Chief Technology Officer and Chief Architect since March 1999. From December 1998 to February 1999, Mr. Willebeek-LeMair served as Senior Manager at the T.J. Watson Research Center of IBM. From January 1998 to November 1998, Mr. Willebeek-LeMair served as Technical Staff to the Vice President of Strategy of IBM. From May 1993 to December 1997, Mr. Willebeek-LeMair served as Manager of Multimedia Networking for IBM.

   Camillo Martino has served as our Vice President and General Manager of International Operations since February 2000. From October 1998 to February 2000, Mr. Martino served as the Worldwide Director of the WebPAD Internet Appliance Business Unit at National Semiconductor Corporation. From January 1997 to September 1998, Mr. Martino served as a Strategic Marketing Director in the Personal Systems & Computing Division of National Semiconductor Corporation. From May 1991 to December 1996, Mr. Martino served as Marketing and Business Unit Director for National Semiconductor Corporation-Japan.

   Michael R. Corboy has served as our Director since February 1999. Since January 1992, Mr. Corboy has served as President of Corboy Investment Company.

   Kevin Denuccio has served as our Director since April 1999. From August 1995 to April 1999, Mr. Denuccio has served as Vice President of Sales of Cisco Systems, Inc. From July 1993 to July 1995, Mr. Denuccio served as President and Chief Executive Officer of Bell Atlantic Network Integration.

   Grant A. Dove has served as our Director since February 2000. Since January 1993, Mr. Dove has been Managing Partner of Technology Strategies & Alliances. He also serves as a director of MediaOne Group, Inc., Inet Technologies, Inc., Cooper Cameron Corporation and InterVoice Brite, Inc.

   David S. Lundeen has served as our Director since October 1999. Since February 1999, Mr. Lundeen has been Managing General Partner of Watershed Capital. From June 1995 to August 1998, Mr. Lundeen served as Executive Vice President and Chief Financial Officer of BSG Corporation. From February 1990 to April 1995, Mr. Lundeen served as director of the Merger and Acquisition Group and President of the Technology Division of Blockbuster Entertainment Corporation. He also serves as a director of How2.com, Inc and Perficient, Inc.

   James M. Mansour has served as our Director since February 1999. Since May 1998, Mr. Mansour has served as President of Telephone Management, Inc. From March 1991 to April 1998, he served as President of NationalTel, Inc. He currently serves as a director of GT Group Telecom, Inc.

   Steven G. Papermaster has served as our Director since February 1999. Since May 1996, Mr. Papermaster has served as the Chairman of Powershift Group. Since January 1999, he has also served as CEO of Agillion, Inc. From 1987 to 1997, he was CEO of BSG Corporation. Mr. Papermaster also serves as a director of Perficient, Inc. and Vignette Corporation.

   Joseph R. Zell has served as our Director since January 2000. Since March 1997, Mr. Zell has served as President of the !nterprise Networking Services Division of U S WEST Communications, Inc. From April 1996 to April 1997, he served as President of the Carrier Division of U S WEST. From April 1995 to April 1996 he served as Vice President of Market and Innovation for U S WEST Communications, Inc. From April 1994 to March 1995, he served as Executive Director of Applications and Services Development for the !nterprise Networking Services Division of U S WEST. Mr. Zell also serves as a director of USinternetworking, Inc.

   Paul S. Zito has served as our Director since January 1999 and Secretary since February 1999. From April 1996 until April 1998 Mr. Zito served as Chief Operating Officer, Secretary, and Treasurer of NetSpeed, Inc. From 1993 to March 1996 Mr. Zito served as Chief Financial Officer and Director of NetWorth, Inc.

Board Representation

   Our Board of Directors currently consists of ten members, two of whom are our founders and eight of whom are outside directors. David S. Lundeen was nominated to our Board of Directors by Watershed Capital I, L.P., which, as holder of Series B and Series C preferred stock, has the right to nominate one director. Watershed Capital's director nomination rights will terminate at the closing of this Offering. See "Description of Securities."

   Joseph R. Zell was nominated to our Board of Directors by U S WEST which, as holder of Series D preferred stock, has the right to nominate one director. Also in connection with U S WEST's purchase of Series D preferred stock, John
F. McHale, our Chairman of the Board, and Kent A. Savage, our President and CEO, signed a voting agreement in which they agreed to vote their shares in favor of the nominee of U S WEST. See "Description of Securities."

   There are no family relationships among any of the directors, officers or key employees of Netpliance.

Board Composition

   Our Board of Directors consists of ten members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting of stockholders or until a successor is duly elected and qualified.

Directors Compensation

   Our directors may receive such compensation for their services as may be approved by the Board of Directors from time to time, including a fixed sum and expenses for attendance at each meeting of the Board of Directors or a committee of the Board of Directors. To date, no cash compensation has been paid to any member of the Board of Directors for his service. We have granted options to purchase 90,000 shares of common stock to each of our non-employee directors. Prior to February 2000, we extended the opportunity to each of our directors to purchase 90,000 shares of our common stock at the time they joined our Board of Directors. Each of our directors, except for Joseph R. Zell and Grant A. Dove, purchased those shares. David S. Lundeen subsequently transferred his shares to Watershed Capital I, L.P.

Board Committees

   Effective upon the closing of this offering, the following committees of the Board of Directors shall be established:

   Executive Committee. The executive committee has broad discretionary authority to take most actions that may be taken by the Board of Directors, including acting upon recommendations of other committees of the Board of Directors, declaring a dividend and authorizing the issuance of stock. Actions the executive committee is not authorized to take include amending our certificate of incorporation or bylaws, adopting an agreement of merger or consolidation or appointing members to committees of our Board of Directors. The executive committee typically meets once per month and reports to the Board of Directors on a quarterly basis. The executive committee consists of Messrs. McHale and Savage.

   Audit Committee. The audit committee is responsible for, among other things, making recommendations to the Board of Directors regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The audit committee consists of Messrs. Lundeen, Mansour and Zito.

   Compensation Committee. The compensation committee is responsible for determining salaries and incentives compensation for our directors, officers, employees and consultants and administering our stock option plan. The compensation committee consists of Messrs. Corboy and Zito. The compensation committee establishes the salary of the Chief Executive Officer by considering the salaries of executive officers in similar positions with comparably sized companies in our industry and in related industries, the experience and contribution of the individual and our financial performance. Mr. Savage's employment agreement requires that his salary not be less than $195,000 per year.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers who is a member of our Board of Directors or Compensation Committee.

   The members of our compensation committee are Messrs. Corboy and Zito. Except for Mr. Zito's service as our secretary, none of the members of our compensation committee is currently or has been an officer or employee. Prior to the formation of the compensation committee, all decisions regarding compensation for directors, officers, employees and consultants, or concerning administration of stock and incentive plans, were made by the Board of Directors.

Executive Compensation

   The following table sets forth information concerning compensation awarded to, earned by or paid to our Chief Executive Officer during the year ended December 31, 1999. No other executive officer has earned in excess of $100,000 since inception. This executive is referred to as the Named Executive Officer elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                             Annual              Long Term          All Other
                          Compensation      Compensation Awards    Compensation
Name and Principal      ---------------- ------------------------- ------------
Position                 Salary   Bonus  Shares Underlying Options
Kent Savage, President
 and Chief Executive
 Officer............... $176,154 $21,095             --                 --

Option Grants in Last Fiscal Year

   There were no options or stock appreciation rights granted to the Named Executive Officer from inception through December 31, 1999.

1999 Stock Option Plan

   The following is a summary description of the Netpliance, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Plan. You may refer to the exhibits that are part of the registration statement for a copy of the stock option plan.

   Types of Awards. The stock option plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and restricted stock.

   Share Reserve. We have reserved 10,500,000 shares for issuance under the stock option plan. If stock awards granted under the stock option plan expire or otherwise terminate before the recipients of the awards purchase the shares subject to the options, the shares not acquired again become available for issuance under the stock option plan. The number of shares reserved for issuance under the stock option plan automatically increases at the end of each year such that shares representing at least 15% of our issued and outstanding common stock are reserved for issuance under the plan, or a lesser amount as determined by the Board.

   Administration. Our compensation committee administers the stock option plan. The compensation committee has the authority to construe, interpret and amend the stock option plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the award;

  . the exercisability of the award;

  . the exercise price, subject to the limits regarding incentive stock options described below;

  . the type of consideration; and

  . the other terms of the award.

   Eligibility. The compensation committee may grant incentive stock options to our employees or employees of any parent or subsidiary of ours that are intended to qualify under Section 422 of the Internal Revenue Code. The compensation committee may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors, and consultants or affiliates.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price, or exercise price, for a specified period of time.

  . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. No taxable income is recognized by an optionee upon the grant or exercise of an incentive stock option. If no disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of the shares to the optionee, then upon the optionee's resale of the shares, any amount realized in excess of the option exercise price will be treated as long-term capital gain and any loss sustained will be long-term capital loss. If the shares are disposed of before either of the holding periods described above, there has been a disqualifying disposition, and the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of adjustment for purposes of the alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

  . A nonstatutory stock option is a stock option not intended to qualify as an incentive stock option. No income is recognized by an optionee on the date of grant. An optionee generally will recognize ordinary income on the date of exercise equal to the difference between exercise price and the fair market value of the shares on the date of exercise. If the optionee is also an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

  . A restricted stock purchase award is an offer to purchase shares at a price either at or near the fair market value of the shares. A stock bonus is a grant of shares at no cost to the recipient. However, we may reacquire the shares under either type of award at the original purchase price, if any, if the recipient's service to us and our affiliates is terminated before the shares vest. At the time either award vests, the recipient will generally recognize income equal to the difference between the fair market value of the restricted stock at the time of vesting and the amount paid for the restricted stock, if any.

   The compensation committee may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of Netpliance or any affiliate of Netpliance, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the board may not grant an employee an incentive stock option under the stock option plan that exceeds the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. To calculate the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to the employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the stock option plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of such stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or the four highest compensated officers in a taxable year to the extent that the compensation exceeds $1,000,000. Unless our stock option plan is modified, Section 162(m) will not apply to any compensation paid pursuant to the plan until the first stockholder meeting that occurs during the fourth calendar year after this offering.

   Option Terms. The compensation committee determines the exercise price for any options, provided that incentive stock options are required to have an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to Netpliance and its affiliates terminates. If such termination is due to the optionholder's death or disability, the exercise period generally is extended to 12 months.

   No option granted under the plan is transferable or assignable by an optionee, voluntarily or by operation of law, other than by will or the laws of descent and distribution. Each option is exercisable during the optionee's lifetime, only by him or her.

   Terms of Other Stock Awards. The compensation committee determines the purchase price of other stock awards but it may not be less than the fair market value of our common stock on the grant date. The compensation committee may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the stock option plan may, but need not be, restricted and subject to a repurchase option in favor of Netpliance in accordance with a vesting schedule that the Board of Directors determines. The board, however, may accelerate the vesting of such restricted stock.

   Other Provisions. Transactions not involving receipt of consideration by Netpliance, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the stock option plan and to outstanding awards. In that event, the compensation committee will appropriately adjust the stock option plan as to the class and the maximum number of shares subject to the stock option plan. It also will adjust outstanding awards as to the class, number of shares and price per share subject to such awards.

   Upon a change in control of Netpliance, the surviving entity may either assume or replace outstanding awards under the stock option plan unless specifically provided for in a particular option grant.

   Awards Granted. As of February 24, 2000, we had issued options to purchase 8,246,070 shares at a weighted average exercise price of $3.75, and 2,253,930 shares remained available for future grant. As of February 24, 2000, the board had granted no shares as restricted stock awards under the stock option plan.

   2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by the Board of Directors in February 2000 and we expect that the purchase plan will be approved by the stockholders in February 2000, and will become effective on the date of this offering. A total of 600,000 shares of common stock has been reserved for issuance under the purchase plan. The amount reserved under the purchase plan will automatically increase at the end of each fiscal year by the lesser of 900,000 shares or 1% of the issued and outstanding shares on such date or a lesser amount as determined by the Board.

   The purchase plan, which is intended to qualify under Section 423 of the Code, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year.

   Employees are eligible to participate in the purchase plan if they are employed by us for at least 20 hours per week and more than five months in any calendar year, although any employee who would own stock constituting 5% or more of the total combined voting power or value of all classes of our stock may not participate in the purchase plan. The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation, up to a maximum aggregate deduction of $25,000 for all offering periods ending within any calendar year.

   Amounts deducted and accumulated under the purchase plan are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or end of the offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Netpliance.

   Rights granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of a corporate transaction as described in Section 424(a) of the Code, our Board of Directors may approve assumption of the purchase plan by a successor corporation that becomes the employer of a significant number of participating employees. The Board of Directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

401(k) Plan

   We maintain the Netpliance, Inc. 401(k) Retirement Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 21. A participant may contribute up to 20% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have not made any contributions to the 401(k) plan on behalf of the participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made.

Employment Agreements

   Agreement with Kent A. Savage. Under a two-year employment agreement dated February 1, 1999, Kent A. Savage became Chief Executive Officer and President of Netpliance at a base salary of $195,000. Mr. Savage is eligible for an annual discretionary bonus of up to $40,000. Mr. Savage may terminate the employment agreement for any reason upon 30 days notice to us. If Mr. Savage's employment is terminated during the first year of his employment for any reason other than failure to perform his duties or misconduct, then we are obligated to continue paying Mr. Savage's salary and benefits for six months. In addition, Mr. Savage also agreed not to compete with Netpliance and not to solicit our customers or employees for 18 months following the termination of his employment, with limited exceptions.

   Agreement with Kenneth A. Kalinoski. Under a two-year employment agreement dated February 1, 1999, Ken Kalinoski became our Vice President of Development at a base salary of $150,000. Mr. Kalinoski is eligible for an annual discretionary bonus of up to $22,500. In addition, Mr. Kalinoski's employment agreement provided for the transfer of his intellectual property rights to an internet device and application to Netpliance. Mr. Kalinoski may terminate his employment agreement for any reason upon 30 days notice to us. If Mr. Kalinoski's employment is terminated during the first year of his employment for any reason other than failure to perform his duties or misconduct, then we are obligated to continue paying Mr. Kalinoski's salary and benefits for six months. Under his employment agreement, Mr. Kalinoski agreed not to compete with Netpliance and not to solicit our customers or employees for 18 months after the termination of his employment, with limited exceptions.

                           RELATED PARTY TRANSACTIONS

Private Placement Financings

   The following sets forth certain transactions between Netpliance and our directors, executive officers and 5% stockholders and their affiliates. We believe that each of the transactions described below was on terms no less favorable to Netpliance than could have been obtained from unaffiliated third parties. Shares held by all affiliated persons and entities have been aggregated. All share numbers reflect the number of shares purchased by the respective party on an as-converted basis and as adjusted for a three-for-one stock split. See "Principal Stockholders" for more detail on shares held by these purchasers. The following table summarizes the shares of common stock and preferred stock purchased by our directors, executive officers, and 5% stockholders.

                                        Common equivalent shares of preferred stock
                                      ------------------------------------------------
  Directors, Executive   Shares of
    Officers and 5%       common                                               Series
     Stockholders:         stock       Series A  Series B  Series C  Series D     E
John F. McHale.......... 1,108,641    16,071,420       --  1,000,020       --      --
Kent A. Savage.......... 5,963,199           --        --        --        --      --
Paul S. Zito............   221,565       100,020       --        --        --      --
James M. Mansour........   920,193       125,010       --        --        --      --
Steven G. Papermaster...   962,784           --        --        --        --      --
Michael R. Corboy.......   218,301           --        --        --        --      --
Kevin Denuccio..........   180,000           --        --        --        --      --
Kenneth A. Kalinoski.... 4,601,868           --        --        --        --      --
David S. Lundeen........    90,000           --        --        --        --      --
Watershed Capital I,
 L.P. ..................       --            --  3,499,980 1,000,020       --  283,023
U S WEST Internet
 Ventures, Inc. ........   600,000(1)        --        --        --  2,100,000     --

---------------------
(1) Includes a warrant to purchase 600,000 shares of common stock for $6.67 per share purchased by U S WEST Internet Ventures, Inc. for $5,000 in December 1999.

   On January 19, 1999 we sold 14,400,000 shares of common stock to our founders for an aggregate purchase price of $240,000. 3,981,060 of these shares were subsequently repurchased and reissued to other investors. From February 1999 through February 2000 we issued an aggregate of 8,527,506 shares of common stock to employees and other investors for an aggregate purchase price of $6,692,745.

   Prior to February 2000, we extended the opportunity to each of our non-employee directors to purchase 90,000 shares of our common stock at the time they joined our Board of Directors. Each of our non-employee directors, except for Joseph R. Zell and Grant A. Dove, purchased these shares. David S. Lundeen subsequently transferred his shares to Watershed Capital I, L.P.

   In January 1999, one of our founders entered into an agreement with us under which he purchased 350,000 shares of Series A preferred stock for an aggregate purchase price of $2,000,000 and received rights to purchase additional shares of Series A preferred stock. These rights were exercised in May and July 1999 for the purchase of an aggregate of 185,714 shares of Series A preferred stock for an aggregate purchase price of $7,800,000.

   Between September 1999 and February 2000 we sold shares of preferred stock in the following rounds of financings:

  . in September 1999, we sold an aggregate of 122,933 shares of Series A preferred stock for an aggregate purchase price of $7,375,980.

  . on October 1, 1999, we sold 116,666 shares of Series B preferred stock for an aggregate purchase price of $7,000,000 and entered into an agreement giving us the right to sell, at any time prior to December 31, 1999, an additional 66,668 shares of Series C preferred stock to the purchaser of the

    Series B preferred stock and to one of the holders of Series A preferred stock. We exercised this right and issued the Series C preferred stock on December 3, 1999 for an aggregate purchase price of $6,000,000.

  . In December 1999, several investors entered into irrevocable commitments to purchase an aggregate of 1,430,000 shares of Series D preferred stock for an aggregate purchase price of $28.6 million. The Series D preferred stock financing closed on January 5, 2000. In December 1999, we also granted to U S WEST Internet Ventures, Inc. a warrant to purchase 600,000 shares of our common stock at a price of $6.67 per share.

  . In February 2000, we sold an aggregate of 1,127,675 shares of Series E preferred stock to four investors for an aggregate purchase price of $33,830,250.

   Shares of Series A, Series B and Series C preferred stock are convertible to common stock on a thirty-for-one basis, and shares of Series D and Series E preferred stock are convertible to common stock on a three-for-one basis. All outstanding shares of our preferred stock will automatically convert upon the closing of the offering.

Executive Officer and Stockholder Loans

   We loaned $97,298 to Kent Savage, our President, Chief Executive Officer and a member of our Board of Directors which he repaid in February 2000. The loan had an interest rate of seven percent per annum, was due and payable on January 18, 2004 and was secured by a pledge of 5,837,880 shares of our common stock owned by Mr. Savage.

   We loaned $71,351 to Ken Kalinoski, our Vice President of Development, which he repaid in February 2000. The loan had an interest rate of seven percent per annum, was due and payable on January 18, 2004 and was secured by a pledge of 4,281,060 shares of our common stock owned by Mr. Kalinoski.

Sublease Agreement with Powershift Ventures, LLC

   In June 1999 we entered into a sublease agreement with Powershift Ventures, LLC, which is owned by Steven G. Papermaster, a member of our Board of Directors. This sublease is for 30,000 square feet of office space in the office building known as Building A of Lakewood on the Park in Austin, Texas on substantially the same terms as between Powershift Ventures and Motorola, Inc., the landlord. The sublease will terminate in February 28, 2001, and the base rent is $44,625 per month.

Stock Options Granted to Executive Officers

   For information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation" and "--Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

   The following sets forth certain information concerning the beneficial ownership of our outstanding common stock and preferred stock as of February 24, 2000, after giving pro forma effect to the preferred stock conversion and assuming the exercise of warrants to purchase common stock which expire upon the closing of this offering, and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

  . each person known by us to beneficially own at least 5% of the common stock;

  . each of our directors;

  . each executive officer as designated in the "Management" section; and

  . all directors and executive officers named in the "Management" section as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

   Unless otherwise indicated below, the address for each listed director and executive officer is Netpliance, Inc., 7600A North Capital of Texas Highway, Austin, Texas 78731. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of February 24, 2000 but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 52,945,935 shares of common stock outstanding as of February 24, 2000, assuming the conversion of the preferred stock and the exercise of warrants to purchase common stock outstanding as of February 24, 2000, a three-for-one stock split and 59,945,935 shares of common stock outstanding after completion of this offering.

                                                         Percentage of Shares
                                            Number of     Beneficially Owned
                                              Shares    -----------------------
                                           Beneficially   Before       After
                                             Owned(1)   Offering(1) Offering(1)
Named Executive Officers and Directors:
 John F. McHale (2).......................  15,508,095     29.3%       25.9%
 Kent A. Savage (3).......................   5,963,199     11.3        10.0
 Paul S. Zito (4).........................   1,446,585      2.7         2.4
 James M. Mansour (5).....................   1,135,203      2.1         1.9
 Steven G. Papermaster (6)................     997,284      1.9         1.7
 Michael R. Corboy (7)....................     308,301        *           *
 Grant A. Dove (8)........................      90,000        *           *
 Kevin Denuccio (9).......................     270,000        *           *
 David S. Lundeen (10)....................   4,963,023      9.4         8.3
 Joseph R. Zell (11)......................   2,700,000      5.1         4.5
5% Stockholders:
 Kenneth A. Kalinoski (12)................   4,540,368      8.6         7.6
 Watershed Capital I, L.P. (13)...........   4,873,023      9.2         8.1
 U S WEST Internet Ventures, Inc. (14)....   2,700,000      5.1         4.5
All executive officers and directors as a
 group
 (10 persons).............................  33,381,690     63.0        55.7

---------------------
 * Less than 1%.
(1) Does not include shares issuable upon exercise of outstanding options granted to employees under our 1999 Stock Option and Restricted Stock Plan. We have reserved 10,500,000 shares of our common stock for issuance to directors, executive officers, and employees under the plan, of which we have issued options to purchase 8,246,070 shares of common stock at a weighted average exercise price of $3.75 per share to date.

(2) Includes 105,240 shares held by each of the Caitlin McHale Trust, Casey McHale Trust and Ryan McHale Trust for the benefit of family members of Mr. McHale.

(3) Includes 30,000 shares held by each of the ACS Trust 2000, CKS Trust 2000 and MAS Trust 2000, for the benefit of family members of Mr. Savage.

(4) These shares are held for the benefit of Mr. Zito by Z Start I, L.P. Includes option to purchase 90,000 shares of common stock which are immediately exercisable.

(5) These shares are held for the benefit of Mr. Mansour by JMM PHLP, Ltd. Includes option to purchase 90,000 shares of common stock which are immediately exercisable.

(6) Includes options to purchase 90,000 shares of common stock which are immediately exercisable.

(7) Includes options to purchase 90,000 shares of common stock which are immediately exercisable.

(8) Includes options to purchase 90,000 shares of common stock which are immediately exercisable.

(9) Includes options to purchase 90,000 shares of common stock which are immediately exercisable.

(10) David S. Lundeen was appointed to our Board of Directors by Watershed Capital I, L.P. and is managing general partner of Watershed. Includes 4,873,023 shares held by Watershed. Mr. Lundeen disclaims beneficial ownership of the shares held by Watershed. Also includes options to purchase 90,000 shares of common stock which are immediately exercisable. Mr. Lundeen's address is 650 Castro Street, Suite 2000, Mountain View, California 94041.

(11) Joseph R. Zell was appointed to our Board of Directors by U S WEST Internet Ventures, Inc. and is President--!nterprise Networking Services of U S WEST. Includes 2,100,000 shares held by U S WEST and a warrant to purchase 600,000 shares of common stock held by U S WEST that is currently exercisable. Mr. Zell disclaims beneficial ownership of these securities held by U S WEST. Mr. Zell's address is 1999 Broadway, Denver, Colorado 80202.

(12) 4,300,368 of these shares are held by Kalinoski, LTD for the benefit of Mr. Kalinoski and family members. 120,000 of these shares are held by Nicholas Kalinoski and 120,000 of these shares are held by Jaclyn Kalinoski. Kalinoski, LTD's and Nicholas and Jaclyn Kalinoski's address is 4687 Rockcliff Road, Austin, Texas 78746.

(13) Watershed's address is 650 Castro Street, Suite 2000, Mountain View, California 94041.

(14) Includes shares issuable upon exercise of a warrant to purchase 600,000 shares of common stock held by U S WEST that is currently exercisable. U S WEST's address is 1999 Broadway, Denver, Colorado 80202.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our certificate of incorporation will authorize the issuance of up to 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors.

   The following summary of provisions of the common stock and preferred stock does not purport to be complete and is subject to and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   Upon the closing of this offering, all shares of Series A, Series B and Series C preferred stock will automatically convert on a thirty-for-one basis, and all shares of Series D and Series E preferred stock will automatically convert on a three-to-one basis, into common stock. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Netpliance, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be, validly issued, fully paid and nonassessable.

   Upon the closing of this offering, there will be outstanding a warrant to purchase 600,000 shares of our common stock at $6.67 per share, which is immediately exercisable and expires December 31, 2003.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock will convert into shares of common stock. Upon the closing of this offering, the board of directors will be authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Rights Agreements

   On October 1, 1999, we and the purchasers of our Series B preferred stock entered into an investors rights agreement. On December 3, 1999, the investors rights agreement was amended and restated to provide for our issuance of the Series C preferred stock. Under the terms of the amended and restated investors rights agreement, holders of 5,500,020 shares (on an as-converted basis) of our Series B preferred stock and Series C preferred stock were granted registration rights with respect to the registration under the Securities Act of the shares of common stock issuable upon conversion of their respective shares of our preferred stock. These rights include rights to require us to include their common stock in future registration statements we file with the SEC and, in some cases, demand registration rights. Some holders may also require us to register their common stock once we are eligible to use a short-form registration statement. However, holders of these shares have agreed not to exercise their registration rights until 180 days after the effective date of this prospectus. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration under which these shares were registered.

   On January 5, 2000, we and the purchasers of our Series D preferred stock entered into an investors rights agreement. On February 7, 2000, the investor rights agreement was amended and restated to provide for our issuance of the Series E preferred stock. Under the terms of the amended and restated investors rights agreement, holders of 7,673,025 shares (on an as-converted basis) of our Series D preferred stock and Series E preferred stock were granted registration rights with respect to the registration under the Securities Act of the shares of common stock issuable upon conversion of their respective shares of our preferred stock. These rights include rights to require us to include their common stock in future registration statements we file with the SEC and, in some cases, demand registration rights. Some holders may also require us to register their common stock once we are eligible to use a short-form registration statement. However, holders of these shares have agreed not to exercise their registration rights until 180 days after the effective date of this prospectus. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration under which these shares were registered.

Delaware Anti-Takeover Statute and Charter and Bylaw Provisions

   Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the time that stockholder became an interested stockholder unless:

  . the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Netpliance outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   Upon the closing of this offering, certain provisions of our certificate of incorporation and bylaws may also discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable.

   Such provisions could include:

  . authorizing the issuance of "blank check" preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Netpliance. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our control or our management.

Limitation of Liability and Indemnification Matters

   We have adopted provisions in our certificate of incorporation that eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission. We are aware that, in the opinion of the Securities and Exchange Commission, indemnification against liabilities arising out of breaches of the federal securities laws is against public policy and, therefore, is unenforceable. Accordingly, if a claim for such indemnification is submitted to Netpliance, we reserve the right to submit the issue of enforceability of any provision for indemnification, which is or may be by its terms applicable in the circumstances, to a court of competent jurisdiction and, if it does so, will be governed by the final adjudication of such issue.

   Our certificate of incorporation also provides that we may indemnify our directors, and have the power to indemnify our officers, employees and agents, to the fullest extent permitted under the Delaware law.

   We also intend to enter into Indemnity Agreements with our officers and directors.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C. has been appointed as the transfer agent and registrar for our common stock.

Listing

   We have applied for listing of our common stock on the Nasdaq National Market under the trading symbol NPLI.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and we cannot provide any assurances that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock and impair our future ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding 59,345,935 shares of common stock, assuming no exercise of outstanding options. Of these shares, the 7,000,000 shares to be sold in this offering, or 8,050,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

   The remaining 52,345,935 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   All of the shares outstanding prior to the offering will become available for sale in the public market, subject to public availability of information regarding us and volume and manner restrictions on those sales, after those shares have been outstanding for one year. These shares will be available for sale in the public market as follows:

   Number
 of Shares                                  Date
    411,348 90 days after the date of this offering, subject to restrictions under Rule 144.
 32,096,736 Additional shares, 180 days after the date of this prospectus, upon the expiration of lock-up agreements between the stockholders and the underwriters or us, provided that Donaldson, Lufkin & Jenrette can waive the restriction at any time. All of these shares will also be subject to sales volume restrictions under Rule 144 under the Securities Act.
 19,837,851 Additional shares, upon expiration of applicable one-year holding periods under Rule 144, which will expire between 180 days after the date of this offering and February 22, 2001, subject to restrictions under Rule 144.

   Pursuant to the "lock-up" agreements of our directors, executive officers, employees, stockholders and optionees with the underwriters, the holders of 49,982,955 shares have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any of our common stock or any security convertible into, or exchangeable or exercisable for our common stock for a period of 180 days from the date of this offering. However, the restrictions described in this paragraph do not apply to:

  . transfers as a bona fide gift or gifts;

  . transfers by an individual, either during his or her lifetime or on death by will or intestacy, to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family;

  . distributions to limited partners or stockholders;

  . transfers of our common stock purchased on the open market after this offering; and

  . with respect to some stockholders, transfers to affiliates.

   The underwriters may choose to release some or all of these shares from the restrictions prior to the expiration of the 180-day lock-up period, although we believe they have no current intention of doing so.

   We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, all of the restricted shares will be eligible for immediate sale, of which shares will be subject to the volume, manner of sale and other limitations under Rule 144.

   Following the expiration of the lock-up periods, some shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, within 90 days after the effective date of this offering, registration statements on Form S-8 to register up to 10,500,000 million shares of common stock reserved for issuance under our stock option plan and up to 600,000 shares of common stock reserved for issuance under our employee stock purchase plan. The registration statement will become effective automatically upon filing. Shares issued under our stock option plan after the filing of a registration statement on Form S-8 may be sold in the public market, subject to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the public market immediately after the 180-day lock-up period expires.

   In addition, following this offering, the holders of 13,173,045 shares of common stock will, under some circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated    , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC, FleetBoston Robertson Stephens Inc. and DLJdirect Inc., have severally agreed to purchase from Netpliance the respective number of shares of common stock set forth opposite their names below:

                                                                        Number
Underwriters                                                           of Shares
Donaldson, Lufkin & Jenrette Securities Corporation...................
Hambrecht & Quist LLC.................................................
FleetBoston Robertson Stephens Inc. ..................................
DLJdirect Inc.........................................................
                                                                       ---------
Total................................................................. 7,000,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of legal matters concerning the offering and to conditions precedent that must be satisfied by us including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of the common stock for quotation on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $   per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $    per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by Netpliance or the underwriters, and should not be relied on by prospective investors.

   Netpliance has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,050,000 additional shares of common stock at the initial public offering price less underwriting discounts and commission. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

   Netpliance has agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

   Each of Netpliance's executive officers, directors, and certain of its stockholders and option holders has agreed not to:

  . offer, pledge, sell, contract to sell, grant, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some or all of these shares from such restrictions prior to the expiration of the 180-day lock-up period, although it has no current intention of doing so.

   In addition, during such 180-day period, Netpliance has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and stockholders of Netpliance have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   At our request, the underwriters have reserved up to five percent of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals and entities purchase these reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   We have applied to list our common stock for quotation in the Nasdaq National Market under the symbol "NPLI".

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among Netpliance and the underwriters. The factors considered in determining the initial public offering price included:

  . the history of and the prospects for the industry in which Netpliance competes;

  . the past and present operations of Netpliance;

  . the historical results of operations of Netpliance;

  . the prospects for future earnings of Netpliance;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by Netpliance or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for the purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

   DLJ Capital Corporation, DLJ Fund Investment Partners II, L.P., DLJ Private Equity Employees Fund, L.P. and DLJ Private Equity Partners Fund, L.P., each of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, are stockholders of Netpliance. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates and employees own an aggregate of less than one percent of the issued and outstanding shares of our common stock.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing covering transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Hughes & Luce, L.L.P., Austin, Texas. As of the date of this prospectus, a partner of Hughes & Luce, L.L.P. beneficially owns an aggregate of 143,037 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

                                    EXPERTS

   The financial statements of Netpliance, Inc. as of December 31, 1999 and for the period from January 12, 1999 (inception) to December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   A registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus has been filed by us with the SEC. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the SEC upon payment of the fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of the site is http://www.sec.gov.

   Upon completion of this offering, Netpliance will become subject to the information and periodic reporting requirements of the Securities and Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection at the SEC's public reference room, and their Web site referred to above.

                                NETPLIANCE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Independent Auditors' Report............................................... F-2
Balance Sheet.............................................................. F-3
Statement of Operations.................................................... F-4
Statement of Stockholders' Equity.......................................... F-5
Statement of Cash Flows.................................................... F-6
Notes to Financial Statements.............................................. F-7

   WHEN THE THREE-FOR-ONE STOCK SPLIT REFERRED TO IN THE FIFTH PARAGRAPH OF
NOTE 12 OF THE NOTES TO FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                          KPMG LLP

Austin, Texas

February 24, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Netpliance, Inc.:

   We have audited the accompanying balance sheet of Netpliance, Inc. as of December 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netpliance, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from January 12, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.


Austin, Texas
February   , 2000

                                NETPLIANCE, INC.
                                 BALANCE SHEET

                                                        December 31, 1999
                                                    --------------------------
                                                                   Pro forma
                                                                  (Unaudited)
                      Assets                           Actual     (note 2(m))
Current assets:
 Cash and cash equivalents......................... $  9,563,362  $  9,563,362
 Prepaid expenses..................................    5,984,595     5,984,595
 Other current assets..............................      514,036       514,036
                                                    ------------  ------------
  Total current assets.............................   16,061,993    16,061,993
                                                    ------------  ------------
Property and equipment, net........................    3,102,629     3,102,629
Deferred offering costs............................      482,513       482,513
Other noncurrent assets............................      978,048       978,048
                                                    ------------  ------------
                                                    $ 20,625,183  $ 20,625,183
                                                    ============  ============
       Liabilities and Stockholders' Equity
Current liabilities:
 Trade accounts payable............................ $  1,909,487  $  1,909,487
 Accrued liabilities...............................    2,028,087     2,028,087
 Current portion of capital lease obligations......      954,221       954,221
                                                    ------------  ------------
  Total current liabilities........................    4,891,795     4,891,795
Non-current portion of capital lease obligations...      636,302       636,302
                                                    ------------  ------------
  Total liabilities................................    5,528,097     5,528,097
                                                    ------------  ------------
Deposit received on Series D preferred stock ......    2,000,000     2,000,000
Commitments and contingencies
Stockholders' equity:
 Convertible preferred stock, $0.01 par value;
  5,000,000 shares authorized:
  Series A convertible preferred stock, 658,647
   shares issued and outstanding as of December 31,
   1999, liquidation preference of $3,760,874, no
   shares issued or outstanding pro forma .........   16,925,598            --
  Series B convertible preferred stock, 116,666
   shares issued and outstanding as of December 31,
   1999, liquidation preference of $6,999,960, no
   shares issued or outstanding pro forma .........    6,767,900            --
  Series C convertible preferred stock, 66,668
   shares issued and outstanding as of December 31,
   1999, liquidation preference of $6,000,120, no
   shares issued or outstanding pro forma .........    5,979,387            --
 Common stock, $0.01 par value; 50,000,000 shares
  authorized; 18,907,071 shares (44,166,501 shares
  pro forma) issued and outstanding................      189,071       441,665
 Additional paid-in capital........................   41,749,006    71,169,297
 Deferred stock option compensation................  (14,164,611)  (14,164,611)
 Stockholder notes receivable......................     (821,449)     (821,449)
 Accumulated deficit...............................  (43,527,816)  (43,527,816)
                                                    ------------  ------------
  Total stockholders' equity.......................   13,097,086    13,097,086
                                                    ------------  ------------
                                                    $ 20,625,183  $ 20,625,183
                                                    ============  ============

                See accompanying notes to financial statements.

                                NETPLIANCE, INC.
                            STATEMENT OF OPERATIONS


                                                                  Period from
                                                                  January 12,
                                                                     1999
                                                                  (Inception)
                                                                    through
                                                                 December 31,
                                                                     1999
                                                                 -------------
Subscription revenue............................................ $      25,716
Operating expenses:
 Cost of services...............................................     1,136,746
 Loss on subsidized appliance and accessory sales...............     1,678,814
 Research and development.......................................     6,457,133
 Sales and marketing............................................    14,069,426
 General and administrative.....................................     4,134,135
                                                                 -------------
 Loss from operations...........................................   (27,450,538)
Interest income.................................................       304,761
Interest expense................................................      (139,918)
                                                                 -------------
 Net loss.......................................................   (27,285,695)
 Effect of beneficial conversion feature of convertible
  preferred stock...............................................   (16,242,121)
                                                                 -------------
 Net loss applicable to common stock............................ $ (43,527,816)
                                                                 =============
Weighted average common shares outstanding......................    15,588,420
                                                                 =============
Loss per common share--basic and diluted........................ $       (2.79)
                                                                 =============
Weighted average shares outstanding--pro forma..................    31,181,298
                                                                 =============
Pro forma loss per common share--basic and diluted (unaudited).. $       (1.40)
                                                                 =============


                See accompanying notes to financial statements.

                               NETPLIANCE, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                   PERIOD FROM JANUARY 12, 1999 (INCEPTION)
                           THROUGH DECEMBER 31, 1999

                      Series A            Series B          Series C
                      Preferred          Preferred          Preferred             Common                          Deferred
                        Stock              Stock              Stock               Stock            Additional      stock
                 ------------------- ------------------ ----------------- -----------------------    paid-in       option
                 Shares    Amount    Shares    Amount   Shares   Amount      Shares       Amount     capital    compensation
Balances at
 inception......      -- $        --      -- $       --     -- $       --            --  $     --  $        --  $         --
Issuance of
 common stock...      --          --      --         --     --         --    22,870,131   228,701    6,986,004            --
Repurchase of
 common stock...      --          --      --         --     --         --    (3,981,060)  (39,810)     (26,541)           --
Exercise of
 common stock
 options........      --          --      --         --     --         --        18,000       180        3,240            --
Issuance of
 Series A
 preferred
 stock, net of
 issuance costs. 658,647  16,925,598      --         --     --         --            --        --           --            --
Issuance of
 Series B
 preferred
 stock, net of
 issuance costs.      --          -- 116,666  6,767,900     --         --            --        --           --            --
Issuance of
 Series C
 preferred
 stock, net of
 issuance costs.      --          --      --         -- 66,668  5,979,387            --        --           --            --
Beneficial
 conversion
 feature on
 convertible
 preferred stock
 ...............      --          --      --         --     --         --            --        --   16,242,121            --
Deferred stock
 option
 compensation...      --          --      --         --     --         --            --        --   14,318,861   (14,318,861)
Amortization of
 deferred
 stock option
 compensation...      --          --      --         --     --         --            --        --           --       154,250
Issuance of
 warrants to
 purchase shares
 of common
 stock..........      --          --      --         --     --         --            --        --    4,225,321            --
Net loss........      --          --      --         --     --         --            --        --           --            --
                 ------- ----------- ------- ---------- ------ ---------- -------------  --------  -----------  ------------
Balances at
 December 31,
 1999........... 658,647 $16,925,598 116,666 $6,767,900 66,668 $5,979,387 $ 18,907,071   $189,071  $41,749,006  $(14,164,611)
                 ======= =========== ======= ========== ====== ========== =============  ========  ===========  ============
                                              Total
                 Stockholder    Accum-        stock-
                    notes       ulated       holders'
                 receivable    deficit        equity
Balances at
 inception......  $      --  $         --  $         --
Issuance of
 common stock...   (892,800)           --     6,321,905
Repurchase of
 common stock...     71,351            --         5,000
Exercise of
 common stock
 options........         --            --         3,420
Issuance of
 Series A
 preferred
 stock, net of
 issuance costs.         --            --    16,925,598
Issuance of
 Series B
 preferred
 stock, net of
 issuance costs.         --            --     6,767,900
Issuance of
 Series C
 preferred
 stock, net of
 issuance costs.         --            --     5,979,387
Beneficial
 conversion
 feature on
 convertible
 preferred stock
 ...............         --   (16,242,121)           --
Deferred stock
 option
 compensation...         --            --            --
Amortization of
 deferred
 stock option
 compensation...         --            --       154,250
Issuance of
 warrants to
 purchase shares
 of common
 stock..........         --            --     4,225,321
Net loss........         --   (27,285,695)  (27,285,695)
                 ----------- ------------- -------------
Balances at
 December 31,
 1999...........  $(821,449) $(43,527,816) $ 13,097,086
                 =========== ============= =============

                See accompanying notes to financial statements.

                                NETPLIANCE, INC.
                            STATEMENT OF CASH FLOWS


                                                                  Period from
                                                                  January 12,
                                                                      1999
                                                                  (Inception)
                                                                    through
                                                                  December 31,
                                                                      1999
                                                                  ------------
Cash flows from operating activities:
 Net loss........................................................ $(27,285,695)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................      752,315
  Noncash compensation expense...................................    4,891,338
  Changes in operating assets and liabilities:
   Prepaid expenses .............................................   (6,040,865)
   Other current assets..........................................     (514,036)
   Other assets..................................................     (434,038)
   Accounts payable and accrued liabilities......................    3,491,961
                                                                  ------------
 Net cash used in operating activities...........................  (25,139,020)
                                                                  ------------
Cash flows used in investing activities:
 Purchases of property and equipment.............................   (1,859,487)
                                                                  ------------
Cash flows from financing activities:
 Increase in restricted cash related to capital leases...........     (445,231)
 Principal payments on capital lease obligations.................     (348,664)
 Principal payments on note payable..............................     (220,546)
 Proceeds from issuance of common stock..........................    5,936,905
 Proceeds from exercise of stock options.........................        3,420
 Proceeds from issuance of preferred stock, net..................   29,672,885
 Deposit received on Series D preferred stock....................    2,000,000
 Payment of deferred offering costs..............................      (36,900)
                                                                  ------------
Net cash provided by financing activities........................   36,561,869
                                                                  ------------
Increase in cash and cash equivalents since inception............ $  9,563,362
                                                                  ============
Supplemental disclosure:
 Interest paid during period..................................... $    139,918
Supplemental disclosure of noncash investing and financing
 activities:
 Acquisition of computer equipment through capital leases........ $  1,939,187
 Issuance of common stock for notes receivable................... $    821,449
 Accrual of deferred offering costs.............................. $    445,613

                See accompanying notes to financial statements.

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) Incorporation and Nature of Business

   Netpliance, Inc. ("Netpliance" or the "Company") was incorporated in the State of Texas in January 1999 as Shbang! Inc. In May 1999, the Company's name was changed to Netpliance, Inc.

   The Company has experienced operating losses since inception as a result of efforts to build its network infrastructure to support the Internet service offering for customers. The Company expects that it will continue to incur net losses as it continues to expend significant resources on sales and marketing. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

   To date, the Company has funded its activities primarily through private equity offerings, which have included sales of its common stock and preferred stock. The Company expects to seek additional funding through private or public equity offerings until such time as it achieves positive cash flow from operations; however, there can be no assurance that such financing will be available or that positive operating cash flows will be achieved.

(2) Summary of Significant Accounting Policies

  (a) Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. At December 31, 1999, the Company's cash equivalents principally consisted of repurchase agreements and money market funds.

  (b) Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally three years for computer and computer related equipment and five to seven years for non-computer furniture and equipment. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated lives or the term of the lease, which is currently two years.

   The Company leases certain of its data communication and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease. Assets under capital lease are depreciated over the lesser of their estimated useful lives of three to five years or the term of the lease.

  (c) Fair Value of Financial Instruments

   The Company's financial instruments, including cash equivalents and accounts payable, are carried at historical cost which approximate their fair value because of the short-term maturity of these instruments.

  (d) Impairment of Long-Lived Assets

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair market value less costs to sell.

  (e) Revenue Recognition

   Subscription revenues represent amounts earned from customer subscriptions for Internet service and are recognized ratably over the applicable period. Subscriptions to the Internet service are available on a monthly and annual basis and are generally charged to customers' credit cards in advance on a monthly basis.

  (f) Advertising Costs

   Advertising costs are included in sales and marketing. Production costs are expensed as incurred and communication costs are expensed the first time the ad is run. Advertising costs approximated $5.7 million from January 12, 1999 (inception) through December 31, 1999. At December 31, 1999, the Company had prepaid $3.15 million of advertising costs for television commercials that have not yet run. This amount is included in prepaid expenses and will be expensed the first time the commercial is run.

  (g) Subsidized Appliance and Accessory Sales

   The Company subcontracts the manufacturing and assembly of its i-opener Internet appliance, which is shipped directly to the customer. The Company offers its i-opener Internet appliance and accessories at a price below cost, as an incentive for new customers to subscribe to its Internet service. The Company presents the loss generated from the sale of the units and accessories as an operating expense since sales of these devices are not the Company's principal business activity and the loss primarily represents customer acquisition costs. The Company records a provision for estimated warranty costs and sales returns at the time of sale. To date, the Company's warranty costs have not been significant. The sales return allowance was $110,000 at December 31, 1999. The loss on the sale of i-opener Internet appliances and related accessories for the period ended December 31, 1999 is as follows:

Appliance and accessory sales, net of return provision.............. $1,193,780
Cost of appliance and accessory sales...............................  2,872,594
                                                                     ----------
                                                                     $1,678,814
                                                                     ==========

  (h) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

  (j) Stock-Based Compensation

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The disclosure option of SFAS
No. 123, "Accounting for Stock-Based Compensation," requires that companies which do not choose to account for stock-based compensation as prescribed by this Statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

  (k) Comprehensive Income

   The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in the financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. To date, no elements of comprehensive income exist other than net loss.

  (l) Segments

   The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it did not have any separately reportable business segments for the period ended December 31, 1999.

  (m) Unaudited Pro Forma Balance Sheet

   The Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering ("IPO"). The Registration Statement was filed on December 23, 1999. If the IPO is consummated as presently anticipated, all shares of Series A, Series B, and Series C preferred stock will automatically convert into shares of common stock at a thirty-for-one conversion ratio. The unaudited pro forma balance sheet reflects the conversion of the preferred stock as though it occurred as of December 31, 1999.

(3) Net Loss Per Share

 Historical

   Basic and diluted net loss per share are presented in conformity with SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128 and SEC Staff Accounting Bulletin No. 98, basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is equivalent to basic loss per share because outstanding stock options, warrants and convertible preferred stock are anti-dilutive. Potentially dilutive securities that were excluded from the calculation of loss per share because their effect was antidilutive were options to purchase 3,717,750 shares of common stock, warrants to purchase 845,634 shares of common stock and shares of preferred stock convertible into 25,259,430 shares of common stock.

 Pro Forma Net Loss Per Share (Unaudited)

   The following table sets forth the computation of the unaudited pro forma basic and diluted loss per share for the period, assuming the conversion of the Series A, B and C preferred stock into shares of the Company's

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of issuance:

    Numerator:
    Net loss.................................................... $ (27,285,695)
    Effect of beneficial conversion feature of convertible
     preferred stock............................................   (16,242,121)
                                                                 -------------
    Net loss applicable to common stock......................... $ (43,527,816)
                                                                 =============
    Denominator:
    Weighted average common shares outstanding..................    15,588,420
    Conversion of Series A preferred stock......................    14,531,973
    Conversion of Series B preferred stock......................       902,262
    Conversion of Series C preferred stock......................       158,643
                                                                 -------------
    Shares used in pro forma calculation........................    31,181,298
                                                                 -------------
    Pro forma basic and diluted loss per share.................. $       (1.40)
                                                                 =============

(4) Property and Equipment

   Property and equipment at December 31, 1999 consists of:

    Computer equipment.............................................. $2,482,568
    Furniture and fixtures..........................................    221,822
    Leasehold improvements..........................................     74,897
    Office and other equipment......................................    159,805
    Software........................................................    859,582
                                                                     ----------
                                                                      3,798,674
    Less accumulated depreciation and amortization..................   (696,045)
                                                                     ----------
    Net property and equipment...................................... $3,102,629
                                                                     ==========

   The Company's depreciation expense for the period from January 12, 1999 (inception) through December 31, 1999 totaled $696,045. Included in property and equipment and accumulated depreciation at December 31, 1999 are $1,939,187 and $473,240, respectively, related to equipment on capital lease. Amortization of assets leased under capital lease arrangements is included in depreciation expense.

   Terms of one of the Company's equipment leases calls for a letter of credit in an amount equal to 25% of the value of the equipment. The Company has pledged a certificate of deposit (included in other noncurrent assets at December 31, 1999) in the amount of $445,231 as collateral for the letter of credit issued by a financial institution.

(5) Accrued Liabilities

   Accrued liabilities at December 31, 1999 consists of the following:

    Payroll and employee benefits................................... $  460,376
    Professional services...........................................    545,000
    Marketing and promotions........................................    242,752
    Other...........................................................    779,959
                                                                     ----------
                                                                     $2,028,087
                                                                     ==========

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(6) Notes Receivable

   From January 12, 1999 (inception) through December 31, 1999, the Company issued shares of its common stock in exchange for promissory notes to five employees of the Company. The aggregate amount of the notes totaled $892,800. In conjunction with the resignation of one of the Company's founders, one of the notes was forgiven as part of the consideration for the repurchase of the founder's shares. At December 31, 1999, the remaining four notes receivable from employees were outstanding and aggregated $821,449. The notes are secured by the common stock, bear interest at 7% and mature from January 18, 2004 through November 8, 2004. The notes have been reflected as a reduction of stockholders' equity on the accompanying balance sheet. The Company issued 300,000 shares of common stock to an employee at a price below the estimated fair value on the date of issuance and recognized $390,000 of expense which is included in general and administrative expenses for the period ended December 31, 1999.

(7) Capital Stock

 Common Stock

   In March 1999, the Company repurchased approximately 3.9 million shares of its common stock from one of its original founders in exchange for cash of approximately $250,000 and a $220,546 note payable. The note payable bore interest at 7% per annum and was paid in December 1999. The repurchased shares were subsequently reissued to other stockholders. As the founder's shares were issued in exchange for a note receivable that was never paid, the subsequent repurchase of the shares, together with certain other costs related to the founder's separation from the Company, was accounted for as compensation expense. Such expense aggregated $472,000, and is included in general and administrative expenses for the period ended December 31, 1999.

 Convertible Preferred Stock

   From inception through December 31, 1999, the Company issued 658,647 shares of Series A preferred stock ("Series A") at prices ranging from $5.71 to $60 per share, 116,666 shares of Series B preferred stock ("Series B") at $60 per share and 66,668 shares of Series C preferred stock ("Series C") at $90 per share. Net proceeds to the Company approximated $16.9 million, $6.8 million and $6.0 million for the issuance of Series A, Series B and Series C, respectively.

   The Series A is convertible at the option of the holder into thirty shares of common stock for each share of Series A. Additionally, each share of Series A automatically converts into thirty shares of common stock upon the Company's consummation of a public offering of its common stock or a consolidation or merger of the Company with or into any other corporation or the sale or other transfer of all or substantially all of the assets of the Company.

   Series B and Series C may be converted at the option of the holder into shares of common stock at a rate equal to the product of the number of shares of preferred stock and the initial purchase price for such shares, divided by the Conversion Price, as defined. The Conversion Price per share is $2 and $3 for Series B and Series C, respectively. Additionally, each share of Series B and Series C automatically converts at the Conversion Price into shares of common stock upon the Company's consummation of an initial firm underwritten public offering of its common stock raising gross proceeds to the Company of $15 million or more at an offering price per share greater than or equal to 150% of the initial Conversion Price, upon a consolidation or merger of the Company with or into any other corporation or the sale or other transfer of all or substantially all of the assets of the Company.

   In the event of any liquidation or dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of preferred stock shall be entitled to receive, subject to rights of any other class of stock

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

which ranks senior to the applicable series of preferred stock but before any distribution is made on any class of stock ranking junior to the applicable series of preferred stock, a liquidation preference plus any declared and unpaid dividends. At December 31, 1999, the Series A, B and C carried a liquidation preference equal to $5.71, $60 and $90 per share, respectively.

   During the time the preferred stock is outstanding, the Company may not declare or pay any dividends on any share of common stock unless a dividend (including previously accrued, but unpaid dividends) is paid with respect to all outstanding shares of the preferred stock. The holders of the preferred stock will be entitled to receive dividends on each share of common stock into which the preferred stock is then convertible. Any accrued dividends on the preferred stock are payable upon the conversion of the preferred stock or liquidation of the Company. No dividends had been declared or paid as of December 31, 1999.

  On December 22, 1999, the Company entered into an irrevocable agreement to sell 1,430,000 shares of Series D Convertible Preferred Stock ("Series D") for $20 per share in a private placement. On January 5, 2000, the Company consummated the Series D offering and issued the Series D. Net proceeds to the Company approximated $27.1 million. The holders of Series D are entitled to the same voting and dividend rights as Series B and Series C and have a liquidation preference equal to the original purchase price of $20 per share and in preference to the Series A, Series B and Series C. The Series D may be converted at the option of the holder into shares of common stock at a conversion ratio of three-for-one. In December 1999, a purchaser of Series D paid $2 million for its shares in advance of the Company issuing the shares.

   The 66,668 shares of Series C Convertible Preferred Stock and the 1.4 million shares of Series D Convertible Preferred Stock were issued with beneficial conversion features approximating $16.2 million and $27.2 million, respectively. The beneficial conversion features were calculated as the difference between the conversion price and the fair value of the warrants and common stock into which the preferred stock is convertible. These amounts are accounted for as an increase in additional paid-in capital and in-substance dividends to the preferred stockholders on the dates of issuance. The $16.2 million relating to the Series C Convertible Preferred Stock was recognized in 1999 and the amount relating to the Series D Convertible Preferred Stock will be recognized in the first quarter of 2000 and accordingly will increase the loss applicable to common stockholders by approximately $27.2 million.

   The Company has entered into a shareholder agreement with three of its founders (the "Agreement"). Among other provisions, the Agreement provides the Company the right of first refusal to repurchase the founders' shares of common and preferred stock upon their voluntary or involuntary transfer of the shares. This Agreement will terminate upon the closing of this offering.

(8) Stock Options and Warrants

 Stock Option Plan

   In January 1999, the Company established the Shbang! Inc. Stock Option and Restricted Stock Plan (the "Plan"). The Plan provides for the grant to employees of the Company of incentive stock options to purchase shares of the Company's common stock. The Plan also provides for the grant to certain employees, officers, directors and consultants of the Company of non-qualified options to purchase shares of the Company's common stock. The total number of shares authorized to be issued pursuant to options granted under the Plan is 4,500,000. The Plan is administered by a committee appointed by the Board of Directors which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. Options generally have a maximum term of ten years and vest in equal annual increments over a four year period beginning one year from the date of grant. As of December 31, 1999, there were 782,250 shares available for future option grants under the Plan.

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

   Pro forma information assuming the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123 is presented below. The per share weighted-average fair value of stock options granted through December 31, 1999 was $2.85 on the date of grant using a minimum value option pricing model (0% volatility). The fair value of options was estimated using a risk-free interest rate of 6.2%, a dividend yield of 0% and a weighted average expected life of 4 years.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's historical and pro forma net loss and net loss per share for the period from January 12, 1999 (inception) through December 31, 1999 are as follows:

    Net loss (in thousands):
     As reported..................................................... $(27,286)
     Pro forma.......................................................  (42,423)
    Basic and diluted net loss per share:
     As reported..................................................... $  (2.79)
     Pro forma.......................................................    (3.75)

   A summary of changes in common stock options is as follows:

                                                                     Weighted
                                                                     average
                                                                  exercise price
                                                        Shares      per share
Options granted....................................... 5,315,382      $1.22
Options exercised.....................................   (18,000)      0.19
Options forfeited.....................................  (610,500)      0.34
                                                       ---------      -----
Options outstanding at December 31, 1999.............. 4,686,882      $1.34
                                                       =========      =====

   Thirty thousand options with an exercise price of $2.55 were exercisable as of December 31, 1999.

   At December 31, 1999, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.19 to $2.55 and 9.6 years, respectively. A summary of outstanding stock options as of December 31, 1999 follows:

              Number                     Contractual                                 Exercise
            of options                      life                                      price
            1,279,500                        9.3                                      $0.19
            1,114,500                        9.6                                       1.19
              580,500                        9.7                                       1.40
              527,250                        9.9                                       1.70
            1,185,132                       10.0                                       2.55
            ---------                                                                 -----
            4,686,882                                                                 $1.34
            =========                                                                 =====

   The Company had $3,515,293 of deferred stock option compensation related to employee stock options as of December 31, 1999 and recognized stock-based compensation expense of $80,807 during the period ended December 31, 1999 as a result of granting stock options with exercise prices below the estimated fair value of the Company's common stock at the date of grant. Deferred stock option compensation has been presented as a component of stockholders' equity and is being amortized as a charge to general and administrative expense over the vesting period of the applicable options.

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

   On December 21, 1999, the Company granted an option to purchase 969,132 shares of common stock at $2.55 per share to a consultant who is expected to become an officer of the Company. At the time of the grant, the Company recorded $10,722,761 of deferred stock compensation of which $73,444 was recognized as compensation expense for the period ended December 31, 1999. The fair value of the option was computed using the Black-Scholes model using an assumed volatility of 50%, a risk-free interest rate of 6.2%, a weighted-average expected life of four years, and a dividend rate of 0%. On February 14, 2000 the consultant became an employee and the compensation related to the options was remeasured on that date.

 Warrants

   On October 1, 1999 and December 3, 1999, the Company issued warrants to purchase 215,634 and 30,000 shares of common stock warrants, respectively, to a third party in connection with the private placement of the Company's preferred stock. The warrants enable the holder to purchase shares of the Company's common stock at $2 and $3 per share, respectively. The warrants' fair value on the date of grant was estimated to be $275,320. Additionally, subsequent to December 31, 1999, in connection with the Series D offering, the Company issued warrants to purchase 221,400 shares of the Company's common stock at $6.67 per share.

   On December 22, 1999 the Company entered into a nonbinding Memorandum of Understanding ("MOU") with U S WEST !nterprise Networking Services ("U S WEST") to form a strategic alliance for the distribution of the i-opener Internet appliance. As consideration for signing the MOU, the Company granted to US West for $5,000 an immediately exercisable warrant to purchase 600,000 shares of the Company's common stock at $6.67 per share. The exercise price of the warrant is subject to adjustment under certain conditions, and expires on December 31, 2003. The fair value of the warrant on the measurement date was $4,126,544, which has been recognized as sales and marketing expense as there were no remaining performance obligations on behalf of the warrant holder. The fair value of the warrant was estimated using the Black-Scholes model using an assumed volatility of 50%, a risk-free interest rate of 6%, a weighted-average expected life of one year, and a dividend rate of 0%.

   Under the terms of the MOU it is anticipated that the Company will issue to U S WEST incentive warrants to purchase up to 1,500,000 shares of the Company's common stock at $6.67 per share if a binding agreement is consummated. It is anticipated that the number of shares to be issued under the incentive warrants will be subject to adjustment based on the number of users of the i-opener activated by U S WEST. When and if it becomes probable that the performance criteria will be achieved, the Company will record the then fair value of the earned warrants as a charge to operating expenses.

(9) Income Taxes

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets (liabilities) and related valuation allowance at December 31, 1999 are as follows:

     Deferred tax assets (liabilities):
       Net operating loss carryforwards.......................... $  6,090,000
       Start-up costs capitalized for tax purposes...............    3,655,000
       Tax credits (research)....................................      229,000
       Property and equipment, principally due to differences in
        depreciation.............................................      187,000
       Stock option compensation expense.........................    1,795,000
       Other.....................................................      128,000
                                                                  ------------
     Total deferred tax assets...................................   12,084,000
     Less: valuation allowance...................................  (12,084,000)
                                                                  ------------
     Net deferred tax assets..................................... $         --
                                                                  ============

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


   In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards, in future tax returns, the Company has provided a 100% valuation allowance on its deferred tax assets.

   At December 31, 1999, the Company had net operating losses for federal income tax purposes of approximately $15,820,000 and research tax credits of approximately $229,000. The net operating loss carryforwards plus tax credit carryforwards will expire at various dates beginning in 2019, if not utilized.

(10) Commitments and Contingencies

 Leases

   The Company leases its office space and certain equipment under non-cancelable operating leases expiring in various years through 2002. The Company also leases equipment, primarily computer equipment, under capital leases. Total rent expense for all operating leases from January 12, 1999 (inception) through December 31, 1999 was $720,756. Minimum lease commitments under non-cancelable leases at December 31, 1999 are as follows:

                                                           Operating   Capital
Years ended December 31:
2000...................................................... $  921,672 $1,151,928
2001......................................................    340,361    763,603
2002......................................................      1,645         --
                                                           ---------- ----------
Total lease payments...................................... $1,263,678  1,915,531
                                                           ==========
Interest at rates ranging from 9% to 18%..................               325,008
                                                                      ----------
Obligations under capital leases at December 31, 1999.....            $1,590,523
                                                                      ==========

   The Company's lease for its office space is with a related party. The lease calls for base payments of $44,625 plus common area costs and terminates in 2001. Total rent expense on this lease for the period ended December 31, 1999 approximated $479,000.

   The Company is involved in certain legal proceedings as a part of its normal course of business. Management does not believe that the ultimate resolution of these matters will have a material impact on the Company's results of operations or financial position.

   Prior to the effectiveness of the registration statement covering the sale of Netpliance common stock being sold in the initial public offering, Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of the offering, provided written materials to approximately 200 individuals that Netpliance had designated as potential purchasers of up to 350,000 shares of common stock in the offering through a directed share program. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. If the distribution of these materials by Donaldson, Lufkin & Jenrette Securities Corporation did constitute a violation of the Securities Act of 1933, the recipients of the materials who purchased common stock in the offering would have the right, for a period of one year from the date of their purchase of common stock, to recover from the Company the consideration paid in connection with their purchase of common stock or, if

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

they had already sold the stock, to sue Netpliance for damages resulting from their purchase of common stock. These damages could total up to approximately $4.9 million plus interest, based on the assumed initial public offering price of $14.00 per share, if these investors seek recovery or damages after an entire loss of their investment. While the ultimate outcome of these matters cannot be determined, Netpliance does not expect that they will have a material adverse effect on its financial position, results of operations or cash flows.

 Significant Contracts

   In May 1999, the Company entered into an agreement with QNX Software Systems Ltd. to purchase licenses for copies of the operating system software utilized in the i-opener Internet appliance. The agreement called for a prepayment of $500,000 and a subsequent payment of $247,000 on May 1, 2000 for the initial copies of the software. The unamortized portion of the initial prepayment has been included in prepaid expenses at December 31, 1999. Amounts are expensed as the units are shipped.

   In June 1999, the Company signed an agreement with GTE for GTE to provide the nationwide telecommunications network that will enable the Company to provide its customers with Internet access. The term of the agreement is 36 months and calls for monthly payments based on actual usage billings during the first six months. The contract includes minimum monthly payments of $82,500 for months seven to nine, $165,500 for months 10 to 12 and $250,000 for months 13 to 36. Amounts are expensed as incurred based on the greater of the actual billings or the minimum monthly payment as cost of services.

   In June 1999, the Company signed an agreement under which GTE Communications Corporation agreed to provide help-desk services for Internet service customers. The term of the agreement is 24 months and calls for a per minute charge to the Company for service. The agreement also obligates the Company to pay for a minimum of 250,000 and 500,000 minutes per month for the first and second years, respectively. Amounts are expensed as incurred based on the greater of the actual billings or the minimum monthly payment as cost of services.

   In September 1999, the Company entered into an agreement with Quanta Computer for Quanta to manufacture the i-opener Internet appliance. The initial term of the agreement is for three years expiring on August 15, 2002, and is renewable at the Company's option for one year periods. As part of the agreement, Quanta has granted to Netpliance six months exclusivity on products covered under the agreement. In December 1999, the Company prepaid Quanta $2.3 million as a deposit for production of an agreed number of units. This amount has been included in prepaid expenses at December 31, 1999. The Company is committed to purchase from Quanta a specified number of units by the end of February 2000. The Company's remaining commitment approximated $5.7 million at December 31, 1999.

(11) Employee Benefit Plan

   The Company has a savings plan (the "Plan") that qualifies as a deferred salary arrangement under section 401 (k) of the Internal Revenue Code. Under the Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company currently is not making any matching contributions to the Plan.

(12) Subsequent Events

   On February 4, 2000, the Company entered into an irrevocable agreement to sell 1,127,675 shares of Series E Convertible Preferred Stock ("Series E") for $30 per share in a private placement. The closing for the sale of these shares was on February 7, 2000. The holders of Series E are entitled to the same voting and

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
dividend rights as Series B, C and D and Series E has a liquidation preference equal to the original purchase price of $30 per share. The Series E may be converted at the option of the holder into shares of common stock at an initial conversion ratio of three-to-one, and automatically converts upon the consummation of the Company's initial public offering.

   The 1,127,675 shares of Series E Convertible Preferred Stock were issued with a beneficial conversion feature which approximates $13.5 million. The beneficial conversion feature was calculated as the difference between the conversion price and the fair value of the common stock into which the preferred stock is convertible. This amount will be accounted for as an increase in additional paid-in capital and an insubstance dividend to the preferred stockholders in the first quarter of 2000 and accordingly will increase the loss applicable to common stockholders by approximately $13.5 million.

   On February 4, 2000, the Company agreed to grant to two preferred stockholders, at such time as final agreements are entered into with these parties, warrants to purchase 3,000,000 shares (1,500,000 shares each) of common stock at $10 per share. An aggregate of 1,500,000 shares (750,000 each) will vest immediately upon execution of certain "Commercial Agreements," as defined. The Commercial Agreements will grant the preferred stockholders jointly an exclusive right and license to distribute, market and promote the i-opener in Canada for broadband cable distribution for an initial period of three years. These preferred stockholders will also provide network and subscriber management, billing, distribution and provisioning services and systems with respect to i-opener subscribers in their licensed territories. The Company will record as operating expenses the fair value of the 750,000 warrants on the date of the signing of each of the Commercial Agreements. If and when the performance criteria of the remaining 1,500,000 warrants are met, the Company will record the then fair value of the earned warrants as a charge to operating expenses.

   Subsequent to December 31, 1999, the Company granted, to employees and officers, options to purchase approximately 2,971,563 shares of common stock at exercise prices ranging from $1.70 to $14.00 per share that will vest over four years and options to directors to purchase 630,000 shares of common stock at $6.67 per share that vest immediately. The Company will record approximately $6,380,000 of compensation expense in the first quarter of 2000 as a result of granting stock options with exercise prices below the estimated fair value at the date of grant. Remaining deferred compensation of $33,510,000 will be amortized over the remaining four-year vesting period.

   On February 6, 2000, the Company's Board of Directors approved a three-for-one stock split of common stock to be effective immediately prior to the effective date of the Company's initial public offering. All common stock information has been adjusted to reflect the stock split as if such split had taken place at the inception of the Company. On the same date, the Company's Board of Directors authorized, pending stockholder approval, an increase in the number of shares reserved for issuance under the stock option plan to 10,500,000.

   On February 11, 2000, the Company entered into a non-binding letter of intent with ATLINKS and THOMSON MultiMedia (collectively referred to as the "Entity") wherein Netpliance and the Entity intend to form a strategic relationship whereby the Entity will manufacture and distribute certain consumer Internet appliances and Netpliance will provide the i-opener Internet service to consumers. Upon execution of a definitive agreement, the Company will grant the Entity a warrant to purchase one share of the Company's common stock at a purchase price of $10 per share for the net number of subscribers of that are actually activated prior to January 1, 2002, up to a maximum of 250,000. The warrants will vest December 31, 2000, December 31, 2001 and December 31, 2002, as to that net number of subscribers that are activated during each

                                NETPLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

calendar year. If and when the performance criteria of the warrants are met, the Company will record the then fair value of the earned warrants as a charge to operating expenses. An affiliate of THOMSON also owns a portion of the Company's Series E preferred stock.

   On February 16, 2000, the Company signed an agreement to lease additional office space for a period of 60 months at a monthly base rate of $101,414.

   The Board approved adoption of the 2000 Employee Stock Purchase Plan (the "Plan") effective the later of (a) March 1, 2000, (b) the date stockholders' approval is obtained or (c) the date on which a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan becomes effective. The Company initially reserved for issuance to and purchase by qualified employees under the Plan an aggregate of 600,000 shares of common stock. The annual increase in the number of shares reserved for issuance pursuant to the Plan shall be the least of the following: (1) 1% of issued and outstanding shares as of the last day of the prior fiscal year; (2) 900,000 shares; or (3) a smaller number as determined by the Board of Directors. Such annual increase shall occur automatically on the first trading day in January of each year. The purchase price for each share of common stock shall be 85% of the lesser of (i) the fair market value of such share on the last business day in June and December during the life of the Plan or (ii) the fair market value of such share on the first day of the Purchase Period. The Purchase Period is defined as each six month period beginning on January 1 or July 1.

Inside of Back Cover:

                                   [ARTWORK]

   Illustration of the i-opener portal homepage with circles representing buttons that link to "Mail," "Shopping," "Weather," "Finance," "Entertainment," "Sports," "News" and "Webguide."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          , 2000


                         [NETPLIANCE LOGO APPEARS HERE]

                     7,000,000 Shares of Common Stock

                              ------------------

                                   PROSPECTUS

                              ------------------

                          Donaldson, Lufkin & Jenrette
                                   Chase H&Q
                               Robertson Stephens
                                 DLJdirect Inc.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Netpliance have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Until      , 2000, (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered.

      Securities and Exchange Commission Registration Fee............ $   26,400
      National Association of Securities Dealers, Inc. Filing Fee....     12,575
      Printing and Mailing Expenses..................................    240,000
      Accounting Fees and Expenses...................................    225,000
      Legal Fees and Expenses........................................    450,000
      Blue Sky Fees and Expenses.....................................      5,000
      Registrar and Transfer Agent Fees..............................     10,000
      Miscellaneous Expenses.........................................     31,025
                                                                      ----------
      Total.......................................................... $1,000,000
                                                                      ==========

---------------------
* To follow.

   All of the above fees and expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee, represent estimates only.

Item 14. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   The Certificate of Incorporation of the Registrant provides that no director of the Registrant will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Pursuant to Section 102(b)(7) of the DGCL the Certificate of Incorporation of the Registrant eliminates such liability, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

   The Registrant has a directors' and officers' liability insurance policy. The Bylaws of the Registrant provide for indemnification of the officers and directors of the Company to the fullest extent permitted by the applicable law. In addition, the Company will enter into an indemnification agreement with each of its directors, pursuant to which they will be entitled to advances for the costs of defending actions against them in addition to that provided by the indemnification provisions in the Certificate of Incorporation or the Company's officers' and directors' insurance policy.

   The form of Underwriting Agreement attached hereto as Exhibit 1.1, which provides for, among other things, the Registrant's sale to the Underwriters of the securities being registered herein, will obligate the Underwriters to indemnify the Registrant and Registrant's officers and directors against certain liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

   Since our formation, we have issued and sold the following securities (as adjusted for a three-for-one stock split effective immediately prior to the effectiveness of this Registration Statement).

   (a) In January 1999, we issued 3,000 shares of common stock at $0.17 per share in order to initially capitalize the Registrant as required by state law.

   (b) Also in January 1999, we issued 14,400,000 shares of common stock at $0.02 per share, for an aggregate purchase price of $240,000, to our founders. 3,981,060 of these shares were subsequently redeemed and reissued to investors in April 1999 as described in (d) below.

   (c) Also in January 1999, we issued an aggregate of 350,000 shares of Series A preferred stock at $5.71 per share for an aggregate purchase price of $2,000,000 to one of our founders.

   (d) From February 1999 through April 1999, we issued an aggregate of 4,431,066 shares of Common Stock at $0.19 per share for an aggregate purchase price of $841,902 to 21 investors.

   (e) In May and July 1999, we issued an aggregate of 185,714 shares of Series A preferred stock at $42.00 per share for an aggregate purchase price of $7,800,000 to one of our founders.

   (f) In July 1999, we issued 120,000 shares of common stock at $1.19 per share for an aggregate purchase price of $142,800 to one investor in connection with his employment with us.

   (g) In July and August 1999, we issued an aggregate of 3,526,065 shares of common stock at $1.40 per share for an aggregate purchase price of $4,936,491 to 24 investors.

   (h) In September 1999, we issued 122,933 shares of Series A preferred stock at $60.00 per share for an aggregate purchase price of $7,375,980 to 30 investors.

   (i) In October 1999, we issued 116,666 shares of Series B preferred stock at $60.00 per share for an aggregate purchase price of $7,000,000 to one investor and entered into an agreement to put, prior to December 31, 1999, 66,668 shares of Series C preferred stock at $90.00 per share to that investor and one of our founders. We also issued 90,000 shares of common stock to the director nominated by the Series B preferred stock purchaser at a purchase price of $1.70 per share in October 1999.

   (j) In November 1999, we issued 300,000 shares of common stock at $1.70 for an aggregate purchase price of $510,000 to one investor in connection with his employment with us.

   (k) In December 1999, we issued an aggregate of 66,668 shares of Series C preferred stock to the investor in Series B preferred stock and one of our founders pursuant to the October agreement, at $90.00 per share, for an aggregate purchase price of $6,000,000.

   (l) On December 22, 1999, we entered into irrevocable commitments to sell an aggregate of 1,430,000 shares of Series D preferred stock for an aggregate purchase price of $28,600,000 to eight investors and granted a warrant to purchase 600,000 shares of our common stock to one of those investors. In January 2000, we issued the 1,430,000 shares of Series D preferred stock.

   (m) On February 7, 2000, we issued 1,127,675 shares of our Series E preferred stock for an aggregate purchase price of $33,830,250 to four investors. The issuance of 933,334 shares of Series E preferred stock was exempt from the registration requirements of the Securities Act by virtue of Regulation S promulgated thereunder.

   From our inception to February 24, 2000, we granted options to purchase an aggregate of 8,303,445 shares of common stock to our directors, executive officers, employees and consultants pursuant to our stock option plan. To date we have issued 57,375 shares of our common stock upon exercise of outstanding options.

   None of the foregoing transactions involved any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Netpliance, Inc.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

   1.1        Form of Underwriting Agreement among Netpliance and the
              Underwriters.

   3.1    **  Certificate of Incorporation of Netpliance.

   3.2    **  Bylaws of Netpliance.

   4.1    **  Specimen Certificate for Common Stock.

   4.2        Amended and Restated Rights Agreement among Netpliance and
              Watershed Capital L.L.P. and John F. McHale dated as of December
              3, 1999.

   4.3        Amended and Restated Series D and Series E Rights Agreement among
              Netpliance and the purchasers of Series D and Series E preferred stock dated February 7, 2000.

   5        * Opinion of Hughes & Luce, L.L.P. as to the validity of the shares of Common Stock of Netpliance being registered.

  10.1  +**   Internetworking Agreement by and between GTE Internetworking
              Incorporated and Netpliance dated as of May 30, 1999, as amended.

  10.2  +**   OEM Purchase Agreement by and between Netpliance and Quanta
              Computer dated as of August 15, 1999.

  10.3    **  Sublease Agreement by and between Netpliance and Powershift
              Venures, L.L.C. dated June 15, 1999.

  10.4        Office Lease by and between Netpliance and SV Bull Creek Limited
              Partnership dated February 16, 2000.

  10.5        Netpliance's Amended and Restated 1999 Stock Option and
              Restricted Stock Plan.

  10.6        Netpliance's Employee Stock Purchase Plan.

  10.7    **  Employment Agreement by and between Netpliance and Kent A. Savage dated February 1, 1999.

  10.8    **  Employment Agreement by and between Netpliance and Kenneth A.
              Kalinoski dated February 1, 1999.

  10.9    **  Form of Indemnity Agreement between Netpliance and its Directors and Officers.

  10.10   **  Voting Agreement among Netpliance, U S WEST Internet Ventures,
              Inc., John F. McHale and Kent A. Savage dated December 22, 1999.

  21          There are no principal subsidiaries of Netpliance, Inc.

  23.1        Consent of KPMG LLP.

  23.2      * Consent of Hughes & Luce, L.L.P.
  23.3        Consent of International Data Corporation.
  24.1    **  Power of Attorney (included in this Registration Statement).

  24.2    **  Power of Attorney of Joseph R. Zell.

  27.1        Financial Data Schedule.

---------------------
 * To be filed by amendment.
** Previously filed
 + Confidential treatment requested as to certain portions of this Exhibit.
(b) Financial Statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

Item 17. Undertakings

   (a) The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that:

     (1) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 24, 2000.

                                          NETPLIANCE, INC.



                                                    /s/ Kent A. Savage
                                          By: _________________________________
                                                     Kent A. Savage
                                              President and Chief Executive
                                                         Officer

                                               /s/ Barbara A. Kaczynski
                                          By: _________________________________
                                                Barbara A. Kaczynski
                                              Chief Financial Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Chairman of the Board         February 24, 2000
____________________________________
           John F. McHale

         /s/ Kent A. Savage          President and Chief           February 24, 2000
____________________________________ Executive Officer and
           Kent A. Savage            Director (Principal
                                     Executive Officer)

      /s/ Barbara A. Kaczynski       Chief Financial Officer       February 24, 2000
____________________________________ (Principal Financial
        Barbara A. Kaczynski         Officer)

        /s/ M. David Hampton         Treasurer and Controller      February 24, 2000
____________________________________ (Principal Accounting
          M. David Hampton           Officer)

                 *                   Director and Secretary        February 24, 2000
____________________________________
            Paul S. Zito

                 *                   Director                      February 24, 2000
____________________________________
         Michael R. Corboy

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Director                      February 24, 2000
____________________________________
          David S. Lundeen

                 *                   Director                      February 24, 2000
____________________________________
          James M. Mansour

                 *                   Director                      February 24, 2000
____________________________________
       Steven G. Papermaster

                 *                   Director                      February 24, 2000
____________________________________
           Kevin Denuccio

                 *                   Director                      February 24, 2000
____________________________________
           Joseph R. Zell

                 *                   Director                      February 24, 2000
____________________________________
           Grant A. Dove

      /s/ Kent A. Savage
* By __________________________
        Kent A. Savage
       Attorney-in-Fact
 Pursuant to Power of Attorney

                                 Exhibit Index

  Exhibit
  Number
  1.1      Form of Underwriting Agreement among Netpliance and the
           Underwriters.

  3.1  **  Certificate of Incorporation of the Company.

  3.2  **  Bylaws of the Company.

  4.1  **  Specimen Certificate for Common Stock.

  4.2      Amended and Restated Rights Agreement among Netpliance and Watershed
           Capital L.L.P. and John F. McHale dated as of December 3, 1999.
           (Previously filed as exhibit 10.6)

  4.3      Amended and Restated Series D and Series E Rights Agreement among
           Netpliance and the purchasers of Series D and Series E preferred stock dated February 7, 2000.

   5    *  Opinion of Hughes & Luce, L.L.P. as to the validity of the shares of
           Common Stock of the Company being registered.

 10.1  +** Internetworking Agreement by and between GTE Internetworking
           Incorporated and Netpliance dated as of May 30, 1999.

 10.2 +** OEM Purchase Agreement by and between Netpliance and Quanta Computer dated as of August 15, 1999.

 10.3  **  Sublease Agreement by and between Netpliance and Powershift
           Ventures, L.L.C. dated June 15, 1999.

 10.4      Office Lease by and between Netpliance and SV Bull Creek Limited
           Partnership dated February 16, 2000.

 10.5      Netpliance's Amended and Restated 1999 Stock Option and Restricted
           Stock Plan.

 10.6      Netpliance's Employee Stock Purchase Plan.

 10.7 ** Employment Agreement by and between Netpliance and Kent A. Savage dated February 1, 1999.

 10.8  **  Employment Agreement by and between Netpliance and Kenneth A.
           Kalinoski dated February 1, 1999.

 10.9  **  Form of Indemnity Agreement between Netpliance and its Directors and
           Officers.

 10.10 **  Voting Agreement among Netpliance, U S WEST Internet Ventures, Inc.,
           John F. McHale and Kent A. Savage dated December 22, 1999.

 21        There are no principal subsidiaries of Netpliance, Inc.

 23.1      Consent of KPMG LLP.

 23.2  *   Consent of Hughes & Luce, L.L.P. (included in the opinion filed herewith as Exhibit 5).
 23.3      Consent of International Data Corporation.

 24.1  **  Power of Attorney (included in this Registration Statement).

 24.2  **  Power of Attorney of Joseph R. Zell.

 27.1      Financial Data Schedule.

---------------------
 * To be filed by amendment.
** Previously filed.
 + Confidential treatment requested as to certain portions of this Exhibit.